UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒       Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
FASTLY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of 2022 Annual Meeting of Stockholders & Proxy Statement

Wednesday, June 15, 2022
9AM PT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 15, 2022
Dear Stockholder:
You are cordially invited to attend the 2022 annual meeting of stockholders (the “annual meeting”) of Fastly, Inc., a Delaware corporation (the “Company”). The meeting will be held virtually on Wednesday, June 15, 2022 at 9:00 a.m. Pacific Time at www.virtualshareholdermeeting.com/FSLY2022, where you will be able to listen to the meeting live, submit questions (before and during the meeting) and vote online. The Company is holding the annual meeting for the following purposes:
1.	To elect each of the Board’s three nominees, Artur Bergman, Paula Loop, and Christopher B. Paisley, as a Class III director, to serve until our annual meeting of stockholders in 2025;
2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022;
3.	To conduct an advisory vote to approve the compensation of our named executive officers; and
4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
By Order of the Board of Directors
/s/ Joshua Bixby
Joshua Bixby
Chief Executive Officer
San Francisco, CA
April 27, 2022

The record date for the annual meeting is April 18, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. We intend to mail the Notice of Internet Availability of Proxy Materials on or about April 27, 2022, to all stockholders of record entitled to vote at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 15, 2022 via live interactive webcast at www.virtualshareholdermeeting.com/FSLY2022.
The proxy statement and annual report to stockholders are available at http://materials.proxyvote.com.

You are cordially invited to attend the virtual annual meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the virtual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

FASTLY, INC.
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
JUNE 15, 2022
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Fastly, Inc. (sometimes referred to as the “Company” or “Fastly”) is soliciting your proxy to vote at the 2022 annual meeting of stockholders (the “annual meeting”), including at any adjournments or postponements of the annual meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 27, 2022 to all stockholders of record entitled to vote at the annual meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after May 9, 2022.
How do I attend the annual meeting?
We will be hosting the meeting via live webcast only. Any stockholder of record can attend the meeting live online at www.virtualshareholdermeeting.com/FSLY2022. The webcast will start at 9:00 a.m. Pacific time on Wednesday, June 15, 2022. Stockholders may vote and submit questions while attending the meeting online. The webcast will open 15 minutes before the start of the meeting. In order to enter the meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of our Class A common stock (“common stock”), or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at www.proxyvote.com. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting login page.
What if I can’t find my control number?
Please note that if you do not have your control number and you are a registered stockholder, you will be able to login as a guest. To view the meeting webcast, visit www.virtualshareholdermeeting.com/FSLY2022 and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the meeting.
If you are a beneficial owner (that is, you hold your shares in an account at a broker, bank, or other holder of record), you will need to contact that broker, bank, or other holder of record to obtain your control number prior to the annual meeting.
2022 PROXY STATEMENT  |  1

Will a list of record stockholders as of the record date be available?
A list of our record stockholders as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/FSLY2022. In addition, for the ten days prior to the annual meeting, the list will be available for examination by any stockholder of record for a legally valid purpose. To arrange a time to access the list of record stockholders beginning June 5, 2022 and until the meeting, stockholders should email IR@fastly.com.
For the annual meeting, how do we ask questions of management and the board?
We plan to have a Q&A session at the annual meeting and will include as many stockholder questions as the allotted time permits. Stockholders may submit questions that are relevant to our business in advance of the annual meeting as well as live during the annual meeting. If you are a stockholder, you may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the annual meeting through www.virtualshareholdermeeting.com/FSLY2022.
If I miss the annual meeting, will there be a copy posted online?
Yes, a replay of the annual meeting webcast will be available at www.virtualshareholdermeeting.com/FSLY2022 and remain for one year.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on April 18, 2022 (the “Record Date”) will be entitled to vote at the annual meeting. On July 12, 2021, all shares of our then-outstanding Class B common stock automatically converted into the same number of shares of Class A common stock pursuant to the terms of our amended and restated certificate of incorporation. As a result, no shares of Class B common stock were outstanding and entitled to vote at the annual meeting. On the Record Date, there were 120,858,280 shares of Class A common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on the Record Date your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares online at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
Why a Virtual Only Meeting?
We are conducting the annual meeting virtually for several reasons.
Conducting the annual meeting virtually increases the opportunity for all stockholders to participate and communicate their views to a much wider audience without the added cost, time or planning involved in attending in-person stockholder meetings, particularly in light of the COVID-19 pandemic. Stockholders can submit questions in advance in order to get a better-formulated response.
We will use software that verifies the identity of each participating stockholder and ensures during the question and answer portion of the meeting that they are granted the same rights they would have at an in-person
2  |  2022 PROXY STATEMENT

meeting. In this way, stockholder rights are not negatively affected. In the event stockholders representing a substantial number of shares of our outstanding common stock communicate a desire for in-person meetings, we will consider a change in our virtual-only meeting practice.
Given these factors, we feel a virtual-only meeting is the right choice for us and our stockholders at this time.
What am I voting on?
There are three matters scheduled for a vote:
1.	Election of each of the Board’s three nominees, Artur Bergman, Paula Loop, and Christopher B. Paisley, as a Class III director, to serve until our annual meeting of stockholders in 2025 (Proposal 1);
2.
Ratification of selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022 (Proposal 2); and

3.	To conduct an advisory vote to approve the compensation of our named executive officers, as disclosed in this Proxy Statement (Proposal 3).
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online during the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend online and vote during the meeting. In such case, your previously submitted proxy will be disregarded.
•	To vote online during the meeting, follow the provided instructions to join the meeting at www.virtualshareholdermeeting.com/FSLY2022, starting at 9:00 a.m. Pacific time on June 15, 2022.
•	To vote online before the meeting, go to www.proxyvote.com.
•	To vote by telephone, call 1-800-690-6903.
•	To vote by mail, simply complete, sign and date the proxy card or voting instruction card, and return it promptly in the envelope provided.
If we receive your vote by internet or phone or your signed proxy card up until 11:59 p.m. Eastern Time the day before the meeting, we will vote your shares as you direct. To vote, you will need the control number in the Notice, on your proxy card or in the instructions that accompanied the proxy materials.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization, rather than from Fastly. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote online during the webcast of the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.
2022 PROXY STATEMENT  |  3

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
Each holder of Class A common stock will have the right to one vote per share held of Class A common stock as of the Record Date. On July 12, 2021, all shares of our then-outstanding Class B common stock automatically converted into the same number of shares of Class A common stock pursuant to the terms of our amended and restated certificate of incorporation. As a result, no shares of Class B common stock were outstanding and entitled to vote at the annual meeting.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, or online during the webcast of the annual meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for director, “For” the ratification of selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 and “For” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal 1, the election of directors, and Proposal 3, the advisory vote on the compensation of our named executive officers, are considered to be “non-routine” matters under NYSE rules, meaning that your broker may not vote your shares on that proposal in the absence of your voting instructions. However, Proposal 2, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022, is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
4  |  2022 PROXY STATEMENT

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies online, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to our Secretary at 475 Brannan Street, Suite 300, San Francisco, CA 94107.
•	You may attend the annual meeting and vote online during the meeting. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2022 to Fastly, Inc., Attn: Corporate Secretary, 475 Brannan Street, Suite 300, San Francisco, CA 94107.
If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, your proposal must be submitted in writing and received by our Secretary at our executive offices located at 475 Brannan Street, Suite 300, San Francisco, CA 94107, not later than March 17, 2023 nor earlier than February 15, 2023; provided that if the date of next year’s annual meeting of stockholders is earlier than May 16, 2023, or later than July 15, 2023, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the later of (i) 90th day prior to the meeting date or (ii) the 10th day following the day on which public disclosure of that meeting date is first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for the proposal to elect directors, votes “For,” votes “Withheld” and broker non-votes, and (b) with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.
2022 PROXY STATEMENT  |  5

Abstentions will be counted towards the vote total for each of Proposal 2 and Proposal 3 and will have the same effect as “Against” votes. Broker non-votes on each of Proposal 1 and Proposal 3 have no effect and will not be counted towards the vote total. Proposal 2 is considered a “routine” matter. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank or other agent has discretionary authority to vote your shares on Proposal 2.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other agent holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 and Proposal 3 are considered to be “non-routine” matters under NYSE rules and we therefore expect broker non-votes to exist in connection with those proposals.
Proposal 2 is a “routine” matter and we therefore do not expect broker non-votes to exist in connection with this proposal.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
•	Proposal No. 1 – For the election of directors, the three nominees receiving the most “For” votes will be elected. “Withhold” votes will have no effect. Only votes “For” will affect the outcome.
•
Proposal No. 2 – To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022, the proposal must receive “For” votes from the holders of a majority of the voting power of our shares of Class A common stock present online or represented by proxy and entitled to vote on the matter, voting together. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•
Proposal No. 3 – For the advisory vote to approve the compensation of our named executive officers, the proposal must receive “For” votes from the holders of a majority of the voting power of our shares of Class A common stock present online or represented by proxy and entitled to vote on the matter, voting together. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding voting power of our shares entitled to vote are present at the meeting online or represented by proxy.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting online or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be reported on a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.
6  |  2022 PROXY STATEMENT

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are three directors in the class whose term of office expires in 2022, Artur Bergman, Paula Loop, and Christopher B. Paisley. Mr. Bergman, Ms. Loop, and Mr. Paisley have served as members of our Board of Directors since March 2011, July 2021, and July 2018, respectively. If elected at the annual meeting, these nominees would serve until the 2025 annual meeting of stockholders and until a successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Our policy is to encourage directors and nominees for director to attend the annual meeting. Mr. Bergman, Mr. Bixby, Mr. Dhaliwal, Mr. Hornik, Mr. Paisley, and Ms. Wright (six of the seven directors serving at the time) attended our annual meeting in 2021.

Directors are elected by a plurality of the votes of the holders of shares present online or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. “Withhold” votes will have no effect. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting, including their ages as of March 15, 2022.
Nominees for Election for a Three-year Term Expiring at the 2025 Annual Meeting

Artur Bergman
AGE: 42

has served as our Chief Architect and Executive Chairperson and Chairperson of the Board of Directors since February 2020. He served as our Chief Executive Officer from Fastly’s founding in March 2011 until February 2020 and as a member of our Board of Directors since March 2011. From September 2007 to June 2011, Mr. Bergman served as Manager, Vice President, then Chief Technology Officer of Wikia, Inc., a global community knowledge-sharing platform. From November 2005 to March 2007, Mr. Bergman served as Engineering Manager for SixApart, a social networking service. From the second half of 2003 to August 2005, Mr. Bergman served as Engineering Manager of Fotango, Ltd., a subsidiary of Canon Europe. We believe that Mr. Bergman is qualified to serve as a member of our Board of Directors because of his industry knowledge and his experience as our founder, his leadership experience and deep technical expertise, including with respect to protecting against, understanding and responding to cybersecurity risks.

Paula Loop
AGE: 60

has served as a member of our Board of Directors since July 2021. Ms. Loop previously served as an Assurance Partner at PricewaterhouseCoopers LLP where her career spanned over 30 years. At PwC she served on the Board of Partners as the Risk and Quality Committee chair and was the leader of PwC’s Governance Insights Center. She was also previously the New York Metro Regional Assurance Leader leading one of PwC’s largest Assurance practices. She has served as a director of APi Group, a construction equipment and services company, since March 2022 and Robinhood Markets, a financial services company, since June 2021. Ms. Loop also serves on the Value Reporting Foundation Board which oversees the Sustainability Accounting Standards Board. Ms. Loop holds a B.A. in Business Administration from the University of California at Berkeley. We believe that Ms. Loop is qualified to serve as a member of our Board of Directors because of her significant experience working with boards and audit committees across multiple markets and industry sectors on governance, accounting, sustainability and SEC reporting matters.

2022 PROXY STATEMENT  |  7

Christopher B. Paisley
AGE:69

has served as a member of our Board of Directors since July 2018. Since January 2001, Mr. Paisley has served as the Dean’s Executive Professor of Accounting at the Leavey School of Business at Santa Clara University. Mr. Paisley also serves as lead independent director of Equinix, Inc., a provider of network colocation, interconnection, and managed services, a member of the board of directors of Ambarella, Inc., a developer of low-power, high-definition video compression and image processing semiconductors, and as CFO and a member of the board of directors for Enterprise 4.0, a special purpose acquisition corporation. Mr. Paisley previously served as a director of Fitbit, Inc. from January 2015 to May 2020, and a director of YuMe, Inc., a provider of digital video brand advertising solutions, from November 2012 until its acquisition by RhythmOne plc in February 2018, and as a director of Fortinet, Inc., a cybersecurity software company, from 2004 until May 2021. Mr. Paisley holds a B.A. in business economics from the University of California at Santa Barbara and an M.B.A. from the Anderson School at the University of California at Los Angeles. We believe that Mr. Paisley’s substantial experience in the technology industry and his service on public company boards and audit committees qualifies him to serve on our Board of Directors.

The Board of Directors Recommends a Vote in Favor of Each Named Nominee.
8  |  2022 PROXY STATEMENT

Directors Continuing in Office Until the 2023 Annual Meeting

The Honorable Aida Álvarez
AGE: 72

has served as a member of our Board of Directors since August 2019. Ms. Álvarez has led important financial and government agencies and served in the cabinet of U.S. President William J. Clinton as the Administrator of the U.S. Small Business Administration. Ms. Álvarez serves on the board of directors of HP Inc., a technology company, Oportun Financial Corporation, a financial services company, and Stride, Inc., a for-profit education company. She has previously served on the board of directors of Wal-Mart Stores, Inc., a retail company, MUFG Americas Holdings Corporation, a banking corporation, Zoosk, an online dating company, and PacifiCare Health Systems, Inc. Ms. Álvarez is the founding Chair of the Latino Community Foundation. Ms. Álvarez holds a B.A. from Harvard College. We believe that Ms. Álvarez is qualified to serve as a member of our Board of Directors because of her extensive experience in the technology and finance industries and her service on public company boards.

Joshua Bixby
AGE: 44

has served as our Chief Executive Officer and as a member of our Board of Directors since February 2020, and served as our President from May 2017 to February 2020. He has been on our executive leadership team since December 2015 and served in a part-time advisory role since 2013. From February 2013 to August 2013, Mr. Bixby served as Vice President of Acceleration at Radware Ltd., a cybersecurity and application delivery solutions company. Mr. Bixby served as President and co-founder of Strangeloop Networks, a web application acceleration solutions company, from June 2006 until its acquisition by Radware in February 2013. From October 2002 to April 2006, Mr. Bixby was a co-founder, President and Chief Executive Officer of IronPoint Technology, Inc., a content management software solutions company. Mr. Bixby is the founder of Stanley Park Ventures, an early stage foundry based in Vancouver, British Columbia. Mr. Bixby earned his B.A. in Management and Business Economics from the University of Toronto. We believe that Mr. Bixby is qualified to serve as a member of our Board of Directors because of his experience with technology companies, technical and cybersecurity expertise, and his experience on our executive leadership team.

Richard Daniels
AGE: 67

has served as a member of our Board of Directors since November 2021. Mr. Daniels retired from Kaiser Permanente in 2020, where he was most recently Executive Vice President & CIO. He serves on the Boards of Silicon Valley Bank and CSAA Insurance Group and is active in the community as Board Chair of Playworks and on the Board of the Parkland Center for Clinical Innovation. Before Kaiser Permanente, Richard held technology leadership roles at Capital One and JPMorgan. Mr. Daniels holds a B.A.Sc. in Business Administration and Management from Texas State University. We believe that Mr. Daniels is qualified to serve as a member of our Board of Directors because of his leadership experience in technology roles, service as a member of the board of directors for other companies, and deep knowledge of information security risks.

2022 PROXY STATEMENT  |  9

Directors Continuing in Office Until the 2024 Annual Meeting

David M. Hornik
AGE: 54

has served as the Lead Independent Director of our Board of Directors since February 2020 and as a member of our Board of Directors since February 2013. Mr. Hornik has been a partner at Lobby Capital and August Capital, venture capital funds, since 2021 and 2000, respectively. From August 2004 to September 2017, Mr. Hornik served as a member of the board of directors of Splunk Inc., a software and data solutions company. Mr. Hornik has served as a member of the board of directors of Bill.com, a cloud-based software company that automates back-office financial operations, since May 2016. Prior to joining August Capital, Mr. Hornik was an intellectual property and corporate attorney at the law firms of Venture Law Group and Perkins Coie LLP, and a litigator at the law firm of Cravath, Swaine & Moore, LLP. Mr. Hornik holds an A.B. from Stanford University, an M.Phil from Cambridge University and a J.D. from Harvard Law School. We believe that Mr. Hornik is qualified to serve as a member of our Board of Directors because of his extensive experience with technology companies in our industry, his service on public and private company boards, and the historical knowledge and continuity he brings to our Board of Directors.

Charles Meyers
AGE: 56

has served as a member of our Board of Directors since July 2021. Mr. Meyers is the President and Chief Executive Officer of Equinix, the world’s digital infrastructure company. He previously served as President, Strategy, Services & Innovation, as well as Chief Operating Officer, after joining Equinix in 2010 as President, Americas Region. Mr. Meyers also previously held senior operating roles at Level 3 Communications and Verisign and was a member of the pre-IPO executive team at Internet Security Systems. Mr. Meyers holds a B.S. in Chemical Engineering from the University of Colorado Boulder, an M.S. in Engineering Management from Northwestern University, and an M.B.A. in Marketing, Strategy from the Northwestern University Kellogg School of Management. We believe that Mr. Meyers’ leadership experience in the technology industry and his deep knowledge of cybersecurity risks faced by leading telecommunications and information technology companies qualifies him to serve on our Board of Directors.

Vanessa Smith
AGE: 46
has served as a member of our Board of Directors since November 2021. Since September 2020, Ms. Smith has served as Senior Vice President of Global Go-to-Market at ServiceNow, a software company. From October 2004 to August 2020, Ms. Smith served in a variety of go-to-market roles, most recently Regional Vice President, Strategic Customers and Senior Vice President, Human Capital Management LOB, for SAP, a software company. She holds an B.S. in Commerce from The McIntire School of Commerce at the University of Virginia and an M.B.A. from The Robert H. Smith School of Business at the University of Maryland. We believe that Ms. Smith’s leadership experience in technology and go-to-market roles and her experience in human capital management qualifies her to serve on our Board of Directors.

10  |  2022 PROXY STATEMENT

INFORMATION REGARDING THE BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under the NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with the Company’s counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.
Our Board of Directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our Board of Directors determined that Ms. Álvarez, Mr. Daniels, Mr. Hornik, Ms. Loop, Mr. Meyers, Mr. Paisley, and Ms. Smith,
representing seven of our nine directors, are “independent directors” as defined under the listing standards of the NYSE. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence. Among other things, our Board of Directors considered our commercial relationship with one of our vendors, Equinix, Inc., at which Mr. Meyers currently serves as the chief executive officer. Our Board of Directors also considered the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in “Certain Relationships and Related-Person Transactions.” Mr. Bergman and Mr. Bixby are not independent given their positions as our Chief Architect and Chief Executive Officer, respectively.
There are no family relationships among the directors and executive officers.
Board Leadership Structure
Mr. Bergman serves as the Chairperson of our Board of Directors and Mr. Hornik serves as the Lead Independent Director. Our Board of Directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the Board and management to benefit from the extensive executive leadership and operational experience of Mr. Bergman and Mr. Hornik. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our Company, while Mr. Bergman and Mr. Bixby bring company-specific experience and expertise.
Role of the Board in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process. In particular, our Board of Directors is responsible for monitoring and assessing exposure from strategic risk, operational risk and technology risk, and information security risk, with periodic reporting from our Chief Information Security Officer. Our executive officers are responsible for the day-to-day management of the material risks we face. Our Board of Directors administers its oversight function directly as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. Our Audit Committee is responsible for overseeing the management of risks associated with our financial reporting, accounting and auditing matters, investment risks and foreign exchange risks, and tax matters. Our Compensation Committee oversees the management of risks associated with talent and our compensation policies and programs; and our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board, director succession planning, law and compliance and oversight of corporate governance.
2022 PROXY STATEMENT  |  11

Meetings of The Board of Directors and Committees
Our Board of Directors met eight times during 2021. Each Board member attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
Information Regarding Committees of the Board of Directors
Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2021 for each of these Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Aida Álvarez		•
Artur Bergman(1)
Joshua Bixby(1)
Richard Daniels(2)	•
Sunil Dhaliwal(3)	•
David M. Hornik			•
Paula Loop(4)	•		•
Charles Meyers(5)		•
Christopher B. Paisley			•
Vanessa Smith(6)			•
Kelly Wright(3)	•	•
Total Number of Meetings in 2021	9	6	6

•	Member	Committee Chair
(1)	Mr. Bergman and Mr. Bixby do not serve on any committees.
(2)	Mr. Daniels was appointed to the Board of Directors and the Audit Committee in November 2021.
(3)	Mr. Dhaliwal and Ms. Wright resigned from our Board of Directors and all committees in November 2021.
(4)	Ms. Loop was appointed to the Board of Directors, the Audit Committee, and the Nominating and Corporate Governance Committee in July 2021.
(5)	Mr. Meyers was appointed to the Board of Directors and the Compensation Committee in July 2021.
(6)	Ms. Smith was appointed to the Board of Directors and the Nominating and Corporate Governance Committee in November 2021.
Below is a description of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee of the Board of Directors. The written charters of each committee are available to stockholders on the Investor Relations section of our website at investors.fastly.com.
Audit Committee
Our Audit Committee consists of three directors, Mr. Daniels, Mr. Paisley, and Ms. Loop. Our Board of Directors has determined that each of our Audit Committee members satisfies the independence requirements for Audit Committee members under the listing standards of the NYSE and Rule 10A-3 of the Exchange Act of 1934, as amended (the “Exchange Act”). Each member of our Audit Committee meets the financial literacy requirements of the listing standards of the NYSE. Mr. Paisley is the chairperson of the Audit Committee and our Board of Directors
has determined that each of Mr. Paisley and Ms. Loop is an audit committee “financial expert” as defined by Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). The principal duties and responsibilities of our Audit Committee include, among other things:
•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
12  |  2022 PROXY STATEMENT

•	helping to ensure the independence and performance of the independent registered public accounting firm;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing our policies on risk assessment and risk management related to financial reporting, accounting and auditing matters, investment risks and foreign exchange risks, and tax matters;
•	reviewing related party transactions;
•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•
approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. The Audit Committee met nine times in 2021.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2021 and met with management of the Company, as well as with representatives of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, to discuss the audited financial statements and management’s assessment and the independent registered public accounting firm’s evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed the accounting firm’s independence with the independent registered public accounting firm. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Mr. Paisley (Chairperson)
Mr. Daniels
Ms. Loop
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Fastly under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
Our Compensation Committee consists of three directors, Ms. Álvarez, Mr. Hornik, and Mr. Meyers, each of whom our Board of Directors has determined is a non-employee member of our Board of Directors as defined in Rule 16b-3 under the Exchange Act. Mr. Hornik is the chairperson of the Compensation Committee. The composition of our Compensation Committee meets the requirements for independence under current listing standards of the NYSE and current SEC rules and regulations. The principal duties and responsibilities of our Compensation Committee include, among other things:
•
reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers, including evaluating the performance of our chief executive officer and, with his assistance, that of our other executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our non-employee directors;
2022 PROXY STATEMENT  |  13

•	reviewing and approving, or recommending that our Board of Directors approve, the terms of compensatory arrangements with our executive officers;
•	administering our equity and non-equity incentive plans;
•	reviewing and approving, or recommending that our Board of Directors approve, incentive compensation and equity plans; and
•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
Our Compensation Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. The Compensation Committee met six times in 2021.
Compensation Committee Interlocks and Insider Participation
None of Ms. Álvarez, Mr. Hornik, or Mr. Meyers, the members of our Compensation Committee, is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of five directors, Ms. Álvarez, Mr. Hornik, Ms. Loop, Mr. Paisley, and Ms. Smith. Ms. Álvarez is the chairperson of the Nominating and Corporate Governance Committee. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under current listing standards of the NYSE and current SEC rules and regulations. The Nominating and Corporate Governance Committee’s responsibilities include, among other things:
•	identifying, evaluating, and selecting, or recommending that our Board of Directors approve, nominees for election to our Board of Directors and its committees;
•	evaluating the performance of our Board of Directors and of individual directors;
•	considering and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;
•	reviewing developments in corporate governance practices;
•	evaluating the adequacy of our corporate governance practices and reporting;
•	reviewing and considering social responsibility, environmental and sustainability matters and making recommendations to our Board of Directors, or taking action, with respect to such matters;
•	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters; and
•	overseeing an annual evaluation of the Board’s and each committee’s performance.
Our Nominating and Corporate Governance Committee also oversees and receives regular reports relating to environmental, social and governance (“ESG”)-related matters.
Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. The Nominating and Corporate Governance Committee met six times in 2021.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements, and the long-term interests of its stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given our current needs and the needs of the Board of Directors, to maintain a balance of knowledge, experience and capability.
14  |  2022 PROXY STATEMENT

The Board of Directors regularly assesses the diversity of its members and nominees as part of its annual evaluation process. Our Board of Directors believes that our directors represent a diverse and broad range of attributes, qualifications, experiences, and skills to provide an effective mix of viewpoints and knowledge. The metrics of our Board of Directors are highlighted in the following graphic.

*
Director from an underrepresented community means an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender.

The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board of Directors. In the case of incumbent directors whose terms of office are set to expire, the Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 475 Brannan Street, Suite 300, San Francisco, CA 94107 not later than March 17, 2023 nor earlier than February 15, 2023; provided that if the date of next year’s annual meeting of stockholders is earlier than May 16, 2023, or later than July 15, 2023, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the later of (i) 90th day prior to the meeting date or (ii) the 10th day following the day on which public disclosure of that meeting date is first made. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
2022 PROXY STATEMENT  |  15

Stockholder Communications with the Board of Directors and Engagement with Stockholders
Historically, we have not provided a formal process related to stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board of Directors has been excellent.
Any interested person or stockholder may, however, communicate directly with the presiding director or the non-management or independent directors as a group. Stockholders and other interested parties may send such communication to Fastly, Inc., Attn: Corporate Secretary, 475 Brannan Street, Suite 300, San Francisco, CA 94107. The communication should indicate that it contains a stockholder or interested party communication. All such communication will be reviewed by our Corporate Secretary, in consultation with appropriate directors as necessary, and, if appropriate, will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to the Lead Independent
Director of our Board of Directors. If the communication is unduly frivolous, hostile, threatening or similarly inappropriate, the Corporate Secretary shall discard the communication.
We believe that sound corporate citizenship requires us to be responsive to material ESG related matters that impact our stakeholders and the communities in which we operate. As reflected in the core values of our Code of Business Conduct and Ethics, we are committed to operating our business with integrity, embracing transparency, and being good people. Consistent with these values, we have been actively engaged on identifying and overseeing the ESG issues that have the biggest impact on our business and its stakeholders. This is one of the reasons that our Nominating and Corporate Governance Committee has direct oversight of our environmental, social and governance activities, programs, and disclosure. These efforts will build on our existing programs focused on employee and workforce development, diversity and inclusion, and customer transparency, and may include new programs related to environmental sustainability.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all of our employees, executive officers, and directors. The Code of Conduct is available on our website at investors.fastly.com. The Nominating and Corporate Governance Committee of our Board of Directors is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for executive officers and directors. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Corporate Governance Guidelines
The Board of Directors has documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board of Directors, may be viewed on the Investors section of our website at investors.fastly.com.
16  |  2022 PROXY STATEMENT

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has audited our financial statements since 2014. Representatives of Deloitte & Touche LLP are expected to be present at the virtual annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present online or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2021 and 2020, by Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

	Fiscal Year Ended
	2021	2020
	(in thousands)
Audit Fees(1)	$2,463	$2,354
Audit-related Fees(2)	172	677
Tax Fees(3)	446	393
All Other Fees(4)	0	0
Total Fees	$3,081	$3,424

(1) Consists of fees and expenses billed for professional services rendered in connection with the audit of our consolidated financial statements and audit of internal control over financial reporting, reviews of our quarterly consolidated financial statements, related accounting consultations, and other regulatory filings.

(2) Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees,” such as due diligence related to mergers and acquisitions.

(3) Tax Fees consist of fees for professional services for domestic and international tax advisory services for tax planning, compliance, and advice.
(4) Consists of aggregate fees billed for services provided by the independent registered public accounting firm other than those disclosed above.
All services rendered for these fees were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies and procedures.

2022 PROXY STATEMENT  |  17

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services, such as tax advice, other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

The Board of Directors Recommends a Vote in Favor of Proposal 2.
18  |  2022 PROXY STATEMENT

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers for 2021 as disclosed in this Proxy Statement, in accordance with the requirements of Section 14A of the Exchange Act. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers with the long-term interests of our stockholders. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for additional details about our executive compensation program, including information about the 2021 compensation of our named executive officers.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our Board of Directors and our Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

Accordingly, we are asking our stockholders to vote “For” the following resolution:

RESOLVED, that the stockholders hereby approve, on an advisory non-binding basis, the compensation paid to the company’s named executive officers, as disclosed in this Proxy Statement, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.

Vote Required

The approval of this advisory proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present online or by proxy at the annual meeting and entitled to vote thereon.

As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our Board of Directors and our Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our stockholders, whether through this vote or otherwise, and will consider the outcome of this vote when making future executive compensation decisions.

We currently conduct annual advisory votes on executive compensation and expect to conduct the next advisory vote at our next annual meeting of stockholders in 2023.

The Board of Directors Recommends a Vote in Favor of Proposal 3.
2022 PROXY STATEMENT  |  19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth certain information regarding the ownership of our Class A common stock as of March 15, 2022 (or as of the date otherwise indicated below), by: (i) all those known by us to be beneficial owners of more than five percent of our Class A common stock; (ii) each of our Named Executive Officers listed in the 2021 Summary Compensation Table below; (iii) each director and nominee for director; and (iv) all of our executive officers and directors as a group.
Applicable percentages are based on 120,637,531 shares of Class A common stock outstanding on March 15, 2022. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of capital stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before May 14, 2022, which is 60 days after March 15, 2022. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted below, the address for persons listed in the table is c/o Fastly, Inc., 475 Brannan Street, Suite 300, San Francisco, California, 94107.
	Total Beneficial Ownership
	Class A Common Stock
Name of Beneficial Owner	Shares	%
5% Stockholders(1):
Entities Affiliated with Vanguard(2)	9,390,629	7.8
Named Executive Officers and Directors:
Aida Álvarez(3)	12,036	*
Artur Bergman(4)	8,826,633	7.3
Joshua Bixby(5)	638,842	*
Richard Daniels	—	*
David Hornik(6)	572,342	*
Ronald Kisling(7)	28,630	*
Adriel Lares(8)	186,100	*
Paula Loop	—	*
Paul Luongo(9)	472,733	*
Charles Meyers	—	*
Christopher Paisley(10)	209,682	*
Brett Shirk(11)	18,946	*
Vanessa Smith	—	*
All executive officers and directors as a group (12 persons)(12)	10,779,844	8.9%
*	Less than one percent.
(1)
Based solely on a report on Schedule 13G/A filed with the SEC on April 8, 2022, Morgan Stanley and Morgan Stanley Investment Management Inc. ceased to be the beneficial owner of more than five percent of our Class A common stock as of March 31, 2022. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036 and the address for Morgan Stanley Investment Management Inc. is 522 5th Avenue, 6th Floor, New York, NY 10036.

20  |  2022 PROXY STATEMENT

(2)
Based solely on a report on Schedule 13G/A filed with the SEC on February 10, 2022. The Vanguard Group has shared voting power of 51,299 shares of our Class A common stock, sole dispositive power over 9,243,175 shares of our Class A common stock and shared dispositive power over 147,454 shares of our Class A common stock. The Schedule 13G/A contained information as of December 31, 2021 and may not reflect current holdings of our Class A common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)	Consists of 12,036 shares of Class A common stock held by Ms. Álvarez.
(4)
Consists of (i) 6,567,256 shares of Class A common stock held by Mr. Bergman, 2,836,980 of which are pledged as collateral to secure certain personal indebtedness, see “Compensation Discussion and Analysis—Additional Information—Anti-Pledging Policy” for more information on Board and committee oversight of Mr. Bergman’s pledging arrangement, (ii) 840,005 shares of Class A common stock held by The Artur Bergman Remainder Trust One DTD as of May 2, 2019, of which the reporting person is the investment advisor, (iii) 209,686 shares of Class A common stock held by The Artur Bergman Remainder Trust Two DTD as of May 2, 2019, of which the reporting person is the investment advisor, (iv) 209,686 shares of Class A common stock held by The Artur Bergman Remainder Trust Three DTD as of May 2, 2019, of which the reporting person is the investment advisor, and (v) 1,000,000 shares of Class A common stock held by The Per Artur Bergman Grantor Retained Annuity Trust No. 1, of which the reporting person is trustee.

(5)
Consists of (i) 246,342 shares of Class A common stock held by Mr. Bixby and (ii) 392,500 shares of Class A common stock issuable upon the exercise of stock options granted to Mr. Bixby that are exercisable within 60 days of March 15, 2022, 33,328 of which are unvested as of such date.

(6)
Consists of (i) 175,800 shares of Class A common stock held by Mr. Hornik and (ii) 396,542 shares of Class A common stock held by August Capital VI Special Opportunities, L.P. August Capital Management VI, L.L.C. is the general partner of August Capital VI Special Opportunities, L.P. Mr. Hornik is a member of August Capital Management VI, L.L.C. Mr. Hornik may be deemed to have shared voting and investment power over the shares held by August Capital VI Special Opportunities, L.P.

(7)
Consists of 14,006 shares of Class A common stock held by Mr. Kisling and (ii) 14,624 shares of Class A common stock issuable upon the vesting of RSUs issued to Mr. Kisling within 60 days of March 15, 2022.

(8)	Consists of 186,100 shares of Class A common stock issuable upon the exercise of stock options granted to Mr. Lares that are exercisable within 60 days of March 15, 2022.
(9)
Consists of (i) 428,990 shares of Class A common stock held by Mr. Luongo and (ii) 43,743 shares of Class A common stock issuable upon the exercise of stock options granted to Mr. Luongo that are exercisable within 60 days of March 15, 2022, 16,664 of which are unvested as of such date.

(10)
Consists of (i) 106,844 shares of Class A common stock held by Mr. Paisley and (ii) 102,838 shares of Class A common stock issuable upon the exercise of stock options granted to Mr. Paisley that are exercisable within 60 days of March 15, 2022, 14,364 of which are unvested as of such date.

(11)	Consists of 18,946 shares of Class A common stock held by Mr. Shirk.
(12)
Consists of (i) 7,570,220 shares of Class A common stock held by all executive officers and directors as a group, (ii) 539,081 shares that all executive officers and directors as a group have the right to acquire from us within 60 days of March 15, 2022 pursuant to the exercise of options, of which 64,365 of the shares would be unvested as of such date and (iii) 14,624 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of March 15, 2022.

2022 PROXY STATEMENT  |  21

EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our executive officers as of March 15, 2022.
Name	Age	Position
Artur Bergman	42	Chief Architect, Executive Chairperson, and Director
Joshua Bixby	44	Chief Executive Officer and Director
Ronald Kisling	61	Chief Financial Officer
Paul Luongo	50	Chief Legal and Trust Officer(1)
Brett Shirk	54	Chief Revenue Officer
(1)	On April 11, 2022, Mr. Luongo notified the Company of his decision to resign as Chief Legal and Trust Officer, effective May 16, 2022.
Below are the biographies of our current executive officers, other than Mr. Bergman and Mr. Bixby, whose biographies appear above under “Proposal 1 - Election of Directors.”

Ronald Kisling
AGE: 61

Ronald Kisling has served as our Chief Financial Officer since August 2021. From June 2018 to January 2021, Mr. Kisling served as Chief Financial Officer of Fitbit, Inc., which was acquired by Google in January 2021 and served as Chief Financial Officer, Fitbit Business Unit from January 2021 to August 2021. He joined Fitbit in September 2014 and served as Chief Accounting Officer until his appointment as Chief Financial Officer. Prior to that, Mr. Kisling held Chief Financial Officer positions at numerous other technology companies, including Nanometrics Incorporated (now Onto Innovation Inc.), an industrial manufacturing company, PGP Corporation, a data encryption and security software company, Portal Software Inc., a product-based billing and revenue management software company, SPL WorldGroup, Inc., a revenue and operations management software company, and Saba Software, Inc., a talent management software company. He previously held a variety of finance and accounting positions at Symantec, a security software company, and at Coopers & Lybrand L.L.P., a public accounting firm. Mr. Kisling holds a B.A. in economics from Stanford University.

Paul Luongo
AGE: 50

Paul Luongo has served as our Chief Legal and Trust Officer since December 2021, our General Counsel and Senior Vice President, Trust from January 2019 to December 2021, our General Counsel and Senior Vice President from August 2017 to December 2018, and joined Fastly as General Counsel and Vice President in January 2014. On April 11, 2022, Mr. Luongo notified the Company of his decision to resign as Chief Legal and Trust Officer, effective May 16, 2022.

From May 2007 to January 2014, Mr. Luongo served in various legal capacities at Salesforce.com, a cloud-based software company, and ultimately as a Vice President and Assistant General Counsel. From July 2004 to April 2007, Mr. Luongo served in various legal capacities at Intel Corporation, a semiconductor and technology company, and ultimately as a Senior Attorney. Mr. Luongo began his legal career as an associate at Cooley LLP, an international law firm, in May 2000. Mr. Luongo has a B.A. in American History from the University of Pennsylvania, an M.P.P. from the University of Michigan School of Public Policy, and a J.D. from the University of Michigan Law School.

Brett Shirk
AGE: 54

Brett Shirk has served as our Chief Revenue Officer since February 2021. From February 2019 to February 2021 Mr. Shirk was Senior Vice President and Chief Revenue Officer of Rubrik, Inc., a private cloud data management company. From November 2016 to February 2019, Mr. Shirk was Senior Vice President and General Manager, Americas of VMware, Inc. a public software company. From March 2015 to October 2016, Mr. Shirk was Executive Vice President, Worldwide Sales of Veritas Technologies LLC, a private data management company. From March 2002 to April 2015, Mr. Shirk served in various roles including Senior Vice President, North America, at Symantec Corporation, a public software company. Mr. Shirk has a bachelor’s degree in Business Administration from Texas A&M University.

22  |  2022 PROXY STATEMENT

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during 2021, including our executive compensation policies and practices, how and why the Compensation Committee arrived at the compensation decisions for our named executive officers (our “Named Executive Officers”) and the key factors the Compensation Committee considered in making those decisions.
Our Named Executive Officers for 2021, which consist of our principal executive officer, principal financial officer, and our three other most highly compensated executive officers in addition to our former Chief Financial Officer, who would have been one of our other three most highly compensated executive officers but for the fact that he was not employed as of December 31, 2021, are:
•	Joshua Bixby, our Chief Executive Officer (our “CEO”);
•	Artur Bergman, our Chief Architect and Executive Chairperson;
•	Paul Luongo, our Chief Legal and Trust Officer;
•	Ronald Kisling, our Chief Financial Officer;
•	Brett Shirk, our Chief Revenue Officer; and
•	Adriel Lares, our former Chief Financial Officer.
On May 4, 2021, we entered into a Transition and Separation Agreement with Mr. Lares, which provided that Mr. Lares’ employment as Chief Financial Officer would cease as of the date of his successor’s appointment and a transition period of service would follow until no later than December 31, 2021 subject to certain conditions, and ended on August 16, 2021. See “Employment Arrangements—Adriel Lares.”
On April 11, 2022, Mr. Luongo notified the Company of his decision to resign as Chief Legal and Trust Officer, effective May 16, 2022.
Executive Summary
2021 Business Highlights
During a tumultuous year, 2021 was highlighted by our customers’ increasing reliance upon our platform to deliver fast and reliable digital experiences, and the greater importance of security, scale, and performance, as companies continue to accelerate their digital transformations to adapt to lasting trends. We expanded our platform capabilities to meet these expectations, including further integration of Signal Sciences’ application and API protection and the availability of JavaScript to our edge cloud platform. We also enhanced our platform’s ease of use by expanding our number of industry partners and open-source industry consortium participation.
Financially, we finished 2021 on a strong note, delivering fourth quarter revenue of nearly $97.7 million, representing 13% sequential growth and 18% year-over-year growth. This growth was driven by continued demand for our edge platform by both new and existing customers. Additional highlights of our performance in 2021 include:
•	Total revenue of $354.3 million, representing 22% growth year-over-year
•	U.S. GAAP gross margin of 52.9%, compared to 58.7% in fiscal 2020; non-GAAP gross margin of 57.7%, compared to 60.9% in fiscal 2020
•	U.S. GAAP net loss of $222.7 million, compared to $95.9 million in fiscal 2020; non-GAAP operating loss of $55.9 million, compared to $18.8 million in fiscal 2020
•	U.S. GAAP net loss per basic and diluted shares of $1.92, compared to $0.93 in fiscal 2020; non-GAAP net loss per basic and diluted shares of $0.48, compared to $0.18 in fiscal 2020
Please refer to Appendix A of this Proxy Statement for a reconciliation of non-GAAP financial measures to their corresponding U.S. GAAP measures.
The ultimate duration and extent of the impact of the COVID-19 pandemic on our business continues to be difficult to assess, predict or respond to. Despite the uncertainties associated with the pandemic, we did not change our performance metrics for our executive officers under our incentive compensation programs as a result of COVID-19.
2022 PROXY STATEMENT  |  23

2021 Compensation Highlights
Our 2021 compensation plans and payouts for our Named Executive Officers reflects our overarching philosophy of pay-for-performance. Highlights of our executive compensation program include:
•
Emphasis on Long-Term Equity Awards: As a high-growth company in a dynamic market sector, we believe that stock awards with multi-year vesting are an effective tool for motivating our Named Executive Officers to drive long-term stockholder value. A majority of the target total direct compensation opportunity provided to our Named Executive Officers was awarded in restricted stock units (“RSUs”) with multi-year vesting requirements.

•
Performance-Based Restricted Stock Units (“PSUs”): In 2021, our Compensation Committee approved the grant of PSUs for Mr. Bixby and Mr. Bergman. PSUs were eligible to be earned based on achievement of revenue goals for 2021. This program reflects the Compensation Committee’s goal of maintaining strong alignment between pay and performance for our most senior leaders.

•
Pay-for-performance: Approximately 34% of the target total compensation opportunity of our CEO was tied to the achievement of difficult-to-achieve performance goals for fiscal 2021. Because our performance fell short of the threshold level required for a payout on both the annual incentive plan and PSUs, our CEO forfeited approximately 34% of his target compensation for the year. Additionally, due to his election to receive RSUs in lieu of a base salary, the remaining target value of Mr. Bixby’s target total compensation was granted in the form of RSUs. Given the emphasis on equity and zero payout on performance awards, Mr. Bixby’s actual compensation for 2021 was significantly below target, highlighting the strong alignment of pay and performance in our executive compensation program.

Compensation Philosophy and Objectives
Our mission is to fuel the next modern digital experience by providing developers with a programmable and reliable edge cloud platform that they adopt as their own. Our compensation philosophy and programs are designed to attract, retain and motivate talented employees who will help us realize this vision. Compensation objectives include:
•	Supporting our ability to recruit, retain and motivate top talent;
•	Aligning the interests of our executives with those of our stockholders;
•	Reinforcing a strong pay-for-performance culture; and
•	Balancing short- and long-term corporate goals and strategy.
We seek to achieve these objectives by providing compensation that is competitive with the practices of companies in our compensation peer group and market for executive talent, with individual pay decisions approved in the context of both Company and individual performance.
In addition, the Compensation Committee seeks to ensure that we maintain sound governance and compensation policies and practices. In designing and overseeing our executive compensation program, we strive to employ best practices and regularly assess our policies and practices.
What we do
•	We link pay to performance by delivering a substantial portion of total compensation for our executive officers in the form of long-term equity awards.
•	Our Compensation Committee directly engages an independent compensation consultant, Compensia, to provide analysis for the annual executive compensation review and guidance on other executive compensation matters independent of management.
•
Equity awards held by our Named Executive Officers provide for “double-trigger” acceleration meaning that vesting accelerates only in the event of a change in control of the Company plus a qualifying termination of employment.

24  |  2022 PROXY STATEMENT

What we do not do
•	We do not provide guaranteed bonuses to our executive officers.
•	We do not provide any excise tax reimbursement payments (including “gross-ups”) with respect to payments or benefits contingent upon a change in control of our Company.
•
We do not offer pension arrangements, or nonqualified deferred compensation plans or arrangements to our executive officers, other than our 401(k) plan, which is open to all United States salaried employees.

•	Our Named Executive Officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.
•
We prohibit our employees, including our Named Executive Officers, and the members of our Board of Directors from hedging or similar transactions designed to decrease risks associated with holding our equity securities.

•	We do not provide strict benchmarking of compensation to a specific percentile of our compensation peer group.
•	None of our equity awards provide for “single-trigger” acceleration upon a change in control of the Company.
Executive Compensation Program Design
Our Compensation Committee believes that executive compensation should be linked to our overall financial performance, strategic success, and stockholder returns. Our Compensation Committee evaluates our compensation philosophy and executive compensation program annually to ensure that our program remains competitive relative to our market for executive talent and aligned with our strategic objectives. By delivering compensation in a mix of fixed and variable pay, including long-term vesting equity awards, we seek to align the incentives of our Named Executive Officers with achievement of our long-term business objectives and financial performance that drives sustained stockholder value creation.
To support our long-term objectives and reinforce a strong pay-for-performance culture, a majority of the target total direct compensation for our Named Executive Officers is awarded in the form of equity. Our Named Executive Officers are eligible for RSU awards based on their individual contributions and performance during each fiscal year. Our Compensation Committee believes that this emphasis on equity rather than cash incentives tied to short-term objectives is an effective approach for reinforcing our objective of long-term stockholder value creation.
We also offer our Named Executive Officers standard health and welfare benefits and retirement plan that are generally available to our other employees, including medical, dental, vision, life and disability insurance and, for United States salaried employees, participation in our 401(k) plan. Our Named Executive Officers may also participate in our 2019 Employee Stock Purchase Plan (“ESPP”) on the same basis as our other employees.
To assess the competitiveness of our total direct compensation, the Compensation Committee considers the total direct compensation at companies in our compensation peer group at the 50th and 75th percentile. However, the Compensation Committee does not specifically benchmark the compensation of any individual to a precise percentile within this general percentile range. In addition, the Compensation Committee does not have a set formula by which it determines how much of the Named Executive Officer’s compensation is fixed (i.e., base salary) rather than variable or at risk.
For 2021, the material elements of our executive compensation program were:
Compensation Element	Relationship to Business Objectives
Base Salary
Base salaries are set to be competitive within our industry and are important in attracting and retaining talented executives. Base salaries may be adjusted based on numerous factors, including a change in a Named Executive Officer’s responsibilities, demonstrated performance or relevant competitive market data. Mr. Bixby and Mr. Bergman may elect to reduce their base salary to a lesser amount (in no event lower than the applicable minimum wage) and receive an RSU award based on the amount of such reduction, further aligning their compensation with stockholder value creation.

2022 PROXY STATEMENT  |  25

Compensation Element	Relationship to Business Objectives
Cash Annual Incentive
In 2021, Mr. Bixby and Mr. Bergman were eligible for cash annual incentives tied to our level of achievement of annual revenue goals pursuant to our Cash Incentive Bonus Plan (the “Bonus Plan”). In addition, Mr. Shirk is eligible to participate in our commission plan, which ties his annual compensation directly to achievement of certain sales metrics.

Performance-Based Restricted Stock Units
In February 2021, Mr. Bixby and Mr. Bergman were granted PSUs eligible to vest based on our level of achievement of revenue goals for 2021. Any earned PSUs would vest in four equal quarterly installments beginning in February 2022, subject to Mr. Bixby and Mr. Bergman, respectively, continuing to provide services to us through each quarterly vesting date.

Long-Term Incentive Equity
Time vesting RSUs represent the majority of the target total direct compensation opportunity awarded to our Named Executive Officers. The time vesting RSUs granted in 2021 vest over a four-year time horizon.

Benefits	We offer competitive health and welfare benefits, as well as participation in an employee stock purchase plan, 401(k) plan for United States employees, and other employee benefit plans.
Adjustments to a Named Executive Officer’s compensation made in connection with the Compensation Committee’s annual review generally occur in the first quarter of the fiscal year. Equity awards for our Named Executive Officers are typically granted during the first quarter of the fiscal year.
During 2021, with support from Compensia, the Compensation Committee undertook a comprehensive review of our approach to executive compensation. This review incorporated market perspective from our peer group as well as consideration given to our compensation objectives and desired emphasis on at-risk compensation to support our pay-for-performance culture.
Following this review, the Compensation Committee approved changes to the compensation program for our Named Executive Officers applicable in fiscal 2022. Key changes include expansion of our use of cash annual incentives and PSUs to all executive officers, including our Named Executive Officers. The annual incentive opportunity and PSUs granted in fiscal 2022 will be earned if at all, based on our level of achievement of revenue and non-GAAP operating income for fiscal 2022.
The Compensation Committee views these changes as part of an ongoing evolution in our compensation programs that aligns with the growth and maturity of our business. The Compensation Committee will continue to monitor our programs in the context of evolving market practice and our compensation objectives to ensure that we continue to attract and motivate talented executives who can support our growth and long-term stockholder value creation.
2021 “Say-on-Pay” Vote
In calendar 2021, stockholders were provided with the opportunity to cast a non-binding advisory vote (a “say-on-pay” proposal) on the compensation of our Named Executive Officers for fiscal 2020. Our stockholders approved this say-on-pay proposal, with more than 95.6% of votes cast voting in favor of our executive compensation program, which does not include broker non-votes.
The Compensation Committee considered this strong stockholder approval in the context of finalizing compensation decisions during fiscal 2021. In an effort to ensure the ongoing alignment of our executive compensation plans with investors and our pay-for-performance philosophy, the Compensation Committee approved several changes to our compensation programs for fiscal 2022. This includes a short-term cash incentive plan and PSU grants applicable to all Named Executive Officers, where previously these at-risk compensation elements had been limited to our CEO and Executive Chair. The Compensation Committee views these changes as part of an ongoing evolution of our compensation programs to support alignment with internal objectives, investor expectations, and competitive market practice.
26  |  2022 PROXY STATEMENT

The Compensation Committee will continue to consider input from our stockholders as reflected in the outcome of our annual say-on-pay vote when making executive compensation program decisions.
Compensation Decision-Making Process
Determination of Compensation Awards
The Compensation Committee’s goal is generally to target elements of compensation within a competitive range, using a balanced approach that does not use rigid percentiles to determine target pay levels for each compensation element. For 2021, the Compensation Committee reviewed each element of compensation described below and set the target total direct compensation opportunities of our executive officers after taking into consideration the following factors:
•	market data, including practices among companies in our compensation peer group;
•	each executive officer’s scope of responsibilities;
•	each executive officer’s tenure, skills and experience;
•	internal pay equity across the executive management team;
•	our overall performance, taking into consideration performance versus internal plans and industry peers;
•	the recommendations of our CEO; and
•	general market conditions.
The Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the executive officers or in relation to the competitive market data.
Role of the Compensation Committee
The Compensation Committee is responsible for overseeing our executive compensation program and all related policies and practices. The Compensation Committee operates pursuant to a formal written charter approved by our Board of Directors, which is available on our website at investors.fastly.com.
At least annually, the Compensation Committee reviews our executive compensation program and determines the various elements of our Named Executive Officers’ compensation, as well as any employment arrangements with our Named Executive Officers. The Compensation Committee is responsible for taking action with respect to compensation that will attract and retain talented executives and support our long-term stockholder value creation with an effective pay-for-performance approach.
The Compensation Committee meets regularly during the fiscal year both with and without the presence of our CEO and other Named Executive Officers. The Compensation Committee also discusses compensation issues with our CEO (except with respect to his own compensation) and other members of the Board of Directors between its formal meetings.
Role of Management
Our senior human resources and legal executives support the Compensation Committee in designing our executive compensation program and analyzing competitive market practices. In addition, members of management, including our CEO, regularly participate in Compensation Committee meetings to provide input on our compensation philosophy and objectives.
Our CEO also evaluates the performance of our executive officers and provides recommendations to our Compensation Committee regarding the compensation of our executive officers (other than with respect to his own compensation). The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our Named Executive Officers. None of our executive officers attends any portion of Compensation Committee meetings at which his or her compensation is discussed.
Role of the Consultant
The Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. During 2021, the Compensation Committee retained the services of Compensia, a national executive compensation consultant to advise the Compensation Committee on compensation matters related to our executive and director compensation programs. In 2021, Compensia provided the following support:
•	assisted in the review and updating of our compensation peer group;
2022 PROXY STATEMENT  |  27

•	analyzed the executive compensation levels and practices of the companies in our compensation peer group;
•	provided advice with respect to compensation best practices and market trends for executive officers and directors;
•	reviewed and provided input on our Compensation Discussion and Analysis;
•	assisted with the design of the short-term and long-term incentive compensation plans with appropriate performance goals and targets for our Named Executive Officers and other executive officers; and
•	provided ad hoc advice and support throughout the year.
Compensia reported to and worked for the Compensation Committee. Prior to engaging Compensia, the Compensation Committee considered the specific independence factors adopted by the SEC and the NYSE and determined that Compensia is independent and that Compensia’s work did not raise any conflicts of interest.
Role of Competitive Market Data
As part of its annual compensation review process, the Compensation Committee generally reviews competitive market data for positions comparable to those of our Named Executive Officers and other key executive officers. In August 2020, the Compensation Committee, with support from Compensia, reviewed our executive compensation peer group. In selecting companies for inclusion in our peer group, the Compensation Committee generally seeks to include U.S. headquartered, public software companies with between about 50% to 200% of our revenue and market capitalization. For 2021, the Compensation Committee reviewed market data from the following compensation peer group:
•	Alteryx	•	Dynatrace
•	Anaplan	•	Elastic
•	AppFolio	•	Everbridge
•	Avalara	•	Five9
•	Bill.com	•	MongoDB
•	BlackLine	•	Smartsheet
•	Cloudflare	•	Zscaler
•	Coupa Software
The Compensation Committee evaluates the compensation peer group annually and modifies the peer group as needed. Given that not all of the peer companies report data for a position comparable to each of our executive officers, the Compensation Committee also reviewed market data from the Radford Global Technology survey.
28  |  2022 PROXY STATEMENT

Our Compensation Committee utilizes market data as one reference point along with various other factors, such as the individual’s performance, experience, and competitive market conditions in making compensation decisions. As such, the Compensation Committee does not commit to setting our executive pay levels at any particular percentile of the compensation peer group.
Principal Elements of Compensation
Base Salary
Base salary is the primary fixed component of our executive compensation program. Base salaries for our executive officers are generally reviewed annually, with any changes in base salary generally effective on the first day of our fiscal year. In 2020 and 2021, the base salaries for our Named Executive Officers were as follows:
Executive	2020 Base Salary	2021 Base Salary	% Change
Joshua Bixby	$504,000	$500,000	(0.7%)
Artur Bergman	$504,000	$500,000	(0.7%)
Paul Luongo	$450,000	$500,000	11.1%
Ronald Kisling(1)	—	$600,000	—
Brett Shirk(2)	—	$450,000	—
Adriel Lares	$465,000	$500,000	7.5%
(1)
Mr. Kisling joined Fastly as its Chief Financial Officer on August 9, 2021, prior to which Mr. Lares served as our Chief Financial Officer. The amount shown in this table is his 2021 annual base salary and does not reflect proration due to his start date.

(2)	Mr. Shirk joined Fastly as its Chief Revenue Officer on February 22, 2021. The amount shown in this table is his 2021 annual base salary and does not reflect proration due to his start date.
Base salary adjustments were made with reference to competitive market data and additional considerations described above, including the scope of role and individual performance of our Named Executive Officers. For Messrs. Luongo, Kisling and Lares, the base salary market positioning also accounted for the lack of a cash annual incentive opportunity in fiscal 2021.
Effective February 14, 2021, Mr. Bixby and Mr. Bergman elected to receive a grant of RSUs in lieu of approximately 95% of their base salary, which would otherwise have been paid in cash. After making this election, in connection with the negotiation of their employment agreements and offer letters, their 2021 base salary was $25,228 for Mr. Bixby and $25,627 for Mr. Bergman, instead of $500,000 for each of them. The RSUs granted in lieu of base salary vested as to 25% of the total RSUs on February 15, 2021, and thereafter as to 25% of the RSUs on May 15, 2021, August 15, 2021, and November 15, 2021. The target value of the base salary for each executive was converted into a number of RSUs based on the average of the closing prices of our Class A common stock during the calendar month prior to the month in which the grant date occurred. These RSUs are included as base salary in the 2021 Summary Compensation Table below and are listed in the 2021 Grants of Plan-Based Awards Table below.
Pursuant to their current offer letter agreements, Mr. Bixby and Mr. Bergman may each elect a similar base salary reduction and corresponding RSU award in subsequent years as long as an irrevocable election to reduce salary is made by the end of November of the year prior to the year in which base salary is to be reduced. In no event may either of Mr. Bixby or Mr. Bergman elect to reduce base salary below the applicable minimum wage. The amounts set forth in the table above reflect their base salaries and does not give effect to this salary reduction. See “Employment Arrangements” below for additional information.
Cash Annual Incentive
During fiscal 2021, our CEO and Executive Chair were eligible to earn a cash annual incentive to encourage the achievement of corporate objectives and reinforce our pay-for-performance culture. Prior to fiscal 2021, we did not provide cash annual incentives as a component of executive compensation, instead emphasizing equity as the primary component of compensation directly tied to our performance. Beginning in fiscal 2022, taking into consideration our competitive market, size and stage as a public company, and emphasis on pay-for-performance, the Compensation Committee determined to expand our use of cash annual incentives to include all executives, including our Named Executive Officers.
2022 PROXY STATEMENT  |  29

The bonus targets applicable to Mr. Bixby and Mr. Bergman for fiscal year 2021 were approximately 67% and 33% of base salary, respectively. Each executive’s 2021 target cash incentive opportunity is set forth in the table below.
Executive	Target Bonus
Joshua Bixby	$337,000
Artur Bergman	$165,000
The annual incentive plan applicable to fiscal year 2021 was based on our level of revenue achievement for the year. The Compensation Committee believes that a revenue goal was an appropriate measure given our emphasis on growth and the importance of revenue growth as a driver of our overall financial performance. In February 2021, the Compensation Committee approved the following threshold, target and maximum revenue-based performance goals that were used to determine the Bonus Plan payouts, with achievement between threshold, target and maximum payout to be determined linearly:
Revenue Performance Goal
Threshold 50% Payout	Target 100% Payout	Max 150% Payout	Actual Achievement	Earned Annual Incentive
$373.6M	$415.2M	$622.8M	$354.3M	0 (0% of Target)
In February 2022, our Compensation Committee determined that, based on our actual achievement of total revenue, the Company achieved 85.3% of its revenue target, and as a result, Mr. Bixby and Mr. Bergman were not eligible to receive payouts under the Bonus Plan.
Commission Plan
Mr. Shirk participated in our FY21 Sales Compensation Plan (the “Commission Plan”), which is designed to individually compensate employees who are engaged in sales activities for sales performance during the plan year and reward contributions to our long-term revenue growth. Mr. Shirk’s target incentive for fiscal 2021 was based on specified target revenue quotas. For 2021, Mr. Shirk’s total commission target was prorated based on his start date to $375,000, or 83%
of his base salary, which was approved by the Compensation Committee in March 2021. Under the Commission Plan, commissions are paid the month after the close of the fiscal quarter and are deemed earned after, among other requirements, we receive customer revenue from the sale. For the year ended December 31, 2021, Mr. Shirk earned $239,056 under the Commission Plan.
Equity Compensation
In February 2021, we granted annual long-term incentive equity awards with multi-year vesting requirements to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our Named Executive Officers with those of our stockholders. The annual equity awards granted to our Named Executive Officers were determined by our Compensation Committee after reviewing data from a competitive market analysis prepared by Compensia. In addition, our Compensation Committee considers the input of our CEO regarding the individual performance and pay levels for his direct reports.
For fiscal 2021 annual grants, approximately 33% of the target value awarded to Mr. Bixby and Mr. Bergman was granted in the form of PSUs. The remaining target value, as well as 100% of the target value awarded to other Named Executive Officers, was granted in the form of time-vesting RSUs. The target dollar value of annual equity approved by the Compensation Committee was converted into a number of RSUs and PSUs based on the average of the closing prices of our Class A common stock during the calendar month prior to the month in which the grant date occurred. This value differs from the value of the equity grants as reported below and in our 2021 Summary Compensation Table.
2020 Bonus Restricted Stock Unit Grants (Granted in 2021)
In February 2021, our Compensation Committee, taking into consideration the recommendations of our CEO, approved the grant of Bonus RSUs to Mr. Luongo with a target value of $700,000. These Bonus RSUs vested as to 50% of the RSUs on August 15, 2021 and thereafter as to 25% of the RSUs on each of November 15, 2021 and February 15, 2022. The value of the award took into consideration Mr. Luongo’s significant contributions to our acquisition of Signal Sciences. As described above, our Compensation Committee periodically awards our executive officers, including our Named Executive Officers, RSUs with one-year vesting to recognize individual performance and to deliver competitive total compensation. These Bonus RSUs are included as a Stock Award in the 2021 Summary Compensation Table below.
30  |  2022 PROXY STATEMENT

Performance-Based Restricted Stock Unit Grants
In February 2021, our Compensation Committee approved the grant of PSUs for Mr. Bixby and Mr. Bergman. The target value of PSUs reflected one-third of the total long-term incentive target value for each executive, taking into consideration competitive market data for companies in our peer group and the competitive market for talent. The target value established by the Compensation Committee was approved based on the average of the closing prices of our Class A common stock during the calendar month prior to the month in which the grant date occurred. This target value differs from the grant date value reported below and in our 2021 Summary Compensation Table. The table below reflects the target number of shares eligible to be earned by each of Mr. Bixby and Mr. Bergman, with the maximum payout being equal to 150% of target. The target value is based on the closing price of our Class A common stock on the grant date.
Executive	PSUs at Target	Value
Joshua Bixby	31,413	$3,206,011
Artur Bergman	15,706	$1,602,954
The Compensation Committee approved the following threshold, target and maximum revenue-based performance goals that were used to evaluate the level of achievement of the PSUs, with achievement between threshold, target and maximum payout to be determined linearly.
Revenue Performance Goal
Threshold 50% Payout	Target 100% Payout	Max 150% Payout	Actual Achievement	Number of Shares Earned
$373.6M	$415.2M	$622.8M	$354.3M	0 (0% of Target)
In February 2022, our Compensation Committee determined that based on our actual achievement of total revenue, the Company achieved 85.3% of its revenue target, and Mr. Bixby and Mr. Bergman’s 2021 PSUs were not eligible to vest and the awards were canceled.
Time-Based Vesting Restricted Stock Unit Grants
Time-based vesting RSUs represent the majority of the compensation awarded to our Named Executive Officers in 2021. The annual RSUs described in the table below were finalized in February 2021 and determined by establishing a target value based on competitive market data for companies in our peer group and the competitive market for talent. The target value established by the Compensation Committee was approved based on the average of the closing prices of our Class A common stock during the calendar month prior to the month in which the grant date occurred. This target value differs from the grant date value reported below and in our Summary Compensation Table.
On September 15, 2021, the Compensation Committee approved the RSU award with a target value of $10,000,000 that was negotiated in connection with the commencement of Mr. Kisling’s employment with us (the “Kisling New Hire RSUs”). One-sixteenth of the Kisling New Hire RSUs vested on October 15, 2021 and the remainder will vest in 15 equal quarterly installments thereafter, subject to his continued service through each applicable vesting date.
On March 22, 2021, the Compensation Committee approved an award of 100,000 RSUs that was negotiated in connection with the commencement of Mr. Shirk’s employment with us (the “Shirk New Hire RSUs”). The Shirk New Hire RSUs vested as to 12.5% of the RSUs on September 15, 2021, the next 60% of the RSUs will vest in quarterly installments over two years thereafter, and the final 27.5% of the RSUs will vest in quarterly installments over the following year, subject, in each case, to Mr. Shirk’s continued service through each applicable vesting date. On September 2, 2021, the Compensation Committee approved a one-time award of 70,000 RSUs to provide additional retention value to Mr. Shirk in light of the decrease in value of our Class A common stock shortly after he commenced employment with us (the “Shirk Retention RSUs”). One-sixteenth of the Shirk Retention RSUs vested on December 15, 2021 and the remainder will vest in 15 equal quarterly installments thereafter, subject to his continued service through each applicable vesting date.
2022 PROXY STATEMENT  |  31

The RSUs awarded to the other Named Executive Officers were granted on February 14, 2021 in connection with our Company-wide annual equity refresh program. The time-based vesting RSUs granted to this group in 2021 have a vesting schedule such that 1/8th of the RSUs vest after four months (six months for Mr. Bixby and Mr. Bergman) and 1/16th of the RSUs vest in 14 quarterly installments thereafter, for a total 46 month vesting period.
Executive	RSUs Granted	Value
Joshua Bixby	62,827	$6,412,124
Artur Bergman	31,413	$3,206,011
Paul Luongo	17,801	$1,816,771
Ronald Kisling	233,972	$10,194,160
Brett Shirk	170,000	$10,460,200
Adriel Lares	24,083	$2,457,911
Additional Information
Stock Ownership Guidelines
Our Board adopted mandatory stock ownership guidelines for our CEO, other executive officers and non-employee directors (together, “Guideline Participants”). These guidelines are intended to align the interests of our Guideline Participants with those of our stockholders by requiring them to acquire and maintain a meaningful equity stake in the Company.
These guidelines are based on the individual holding shares of our common stock with a value equal to a multiple of his or her annual base salary or annual cash retainer, as follows:
Position	Ownership Guidelines
CEO	3x annual base salary
Other Executive Officers	1x annual base salary
Non-Employee Directors	4x annual cash retainer for Board and committee service
For purposes of this calculation, stock ownership includes (i) shares of common stock owned directly, including restricted shares and shares deliverable upon settlement of restricted or unrestricted stock units, excluding restricted shares or restricted stock units that remain subject to achievement of performance goals, such as performance share units; and (ii) shares of our common stock owned indirectly if the Guideline Participant has an economic interest in the shares (which includes shares beneficially owned for purposes of the Exchange Act). Stock ownership does not include shares underlying stock options or otherwise subject to a right to acquire, except to the extent expressly provided in the guidelines.
Each Guideline Participant must satisfy the required level of stock ownership under the guidelines by the later to occur of (i) May 2024, the fifth anniversary of our initial public offering, or (ii) the fifth anniversary of the date such Guideline Participant became subject to the guidelines.
Anti-hedging Policy
Our Insider Trading Policy includes an anti-hedging provision that prohibits all of our employees, including our Named Executive Officers, and our non-employee directors from hedging the risk associated with ownership of shares of Fastly common stock and other Fastly securities, including (i) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Company equity securities; (ii) holding Company securities in a margin account, and (iii) engaging in derivative securities transactions or any form of short-term speculative trading in Company securities.
Anti-pledging Policy
Our Insider Trading Policy also prohibits all employees, including our Named Executive Officers, and directors from pledging Company securities as collateral for a loan unless the employee or director clearly demonstrates financial capacity to repay the loan without resort to the pledged securities, and the
General Counsel and Chief Financial Officer collectively grant an exception based on guidelines approved by the Compensation Committee. Any pledge of Company securities by a director or executive officer must be approved in advance by the Compensation Committee.
32  |  2022 PROXY STATEMENT

In November 2019, following approval by our Compensation Committee, Mr. Bergman, our then-CEO, pledged 2,269,584 shares of our Class B common stock as collateral to secure certain personal indebtedness. In granting the approval, the Compensation Committee considered several factors including, among others, stock volatility, loan to value ratio and his ability to repay the loan. In March 2020, following volatility of our common stock, our Compensation Committee approved Mr. Bergman’s request to pledge an additional 567,396 shares of our
Class B common stock as collateral to secure certain personal indebtedness. On July 12, 2021, the pledged shares automatically converted into Class A Common Stock in connection with the Company’s dual class conversion. None of Mr. Bergman’s shares are pledged as collateral for margin accounts. The pledged shares are not used to shift or hedge any economic risk in owning our common stock. No other executive officer or director holds shares of our common stock that have been pledged to secure any personal or other indebtedness or for any other purpose.
401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible United States employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We have the ability to match each dollar contributed to the 401(k) plan, up to a maximum of $1,000 annually, and make discretionary contributions to the 401(k) plan. We made matching contributions for two Named Executive Officers in 2021.
Executive Severance and Change in Control Plan
We maintain the Executive Severance and Change in Control Plan (the “Executive Plan”), which provides for the provision of severance benefits to certain executive officers (including our Named Executive Officers, other than Mr. Bergman) and other key employees in the event that such employees become subject to certain involuntary terminations, as described under “Employment Arrangements” below.
The Executive Plan benefits were approved by the Compensation Committee after considering competitive market data. The Compensation Committee determined that these benefits were both competitively reasonable and necessary to recruit and retain executives and other key employees.
Enhanced severance benefits are provided for a qualifying termination that occurs in connection with a change-in-control because the severance benefits are also intended to eliminate, or at least reduce, the reluctance of executive officers and other key employees to diligently consider and pursue potential change-in-control transactions that may be in the best interests of our stockholders.
The severance benefits provided to Mr. Lares under the Lares Separation Agreement were determined in a manner consistent with the Executive Plan. For more information about the Lares Separation Agreement, please refer to “Employment Arrangements—Adriel Lares” below.
Employee Stock Purchase Plan
We also offer our employees, including our Named Executive Officers, the opportunity to purchase shares of our Class A common stock at a discount under our ESPP Pursuant to our ESPP, all eligible employees, including the eligible Named Executive Officers, may allocate up to 15% of the participant’s earnings (as defined in our ESPP) for that year to purchase our Class A common stock at a 15% discount to the market price, subject to specified limits.
Perquisites and Employee Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including the Named Executive Officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. Our Named Executive Officers are eligible to receive the same employee benefits that are generally available to all of our full-time employees, subject to the satisfaction of certain eligibility requirements. This includes medical, dental, and vision benefits, flexible spending accounts, short-term and long-term disability insurance, life insurance, accidental death and dismemberment insurance, and a wellness stipend. Our employee benefits programs are designed to be affordable and competitive to the market in which we compete for talent.
2022 PROXY STATEMENT  |  33

Tax and Accounting Treatment of Compensation
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible. For these purposes, a “covered employee” means anyone who served as our principal executive officer at any time during the year, anyone who served as our principal financial officer at any time during the year, and any employee who is among the three highest compensated executive officers for the taxable year (other than the principal executive officer and principal financial officer), regardless of whether the executive officer is serving at the end of the public company’s taxable year and regardless of whether the executive officer’s compensation is subject to disclosure for the last completed fiscal year under the applicable SEC rules. In addition, once an individual becomes a covered employee for any taxable year beginning after December 31, 2016, that individual will remain a covered employee for all future years, including following any termination of employment. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the our Named Executive Officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).
In addition to considering the income tax consequences, the Compensation Committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with stock awards, in determining the size and form of different stock awards.
Report of the Compensation Committee of the Board of Directors
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2021.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors:
Mr. Hornik (Chairperson)
Ms. Álvarez
Mr. Meyers
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Fastly under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
34  |  2022 PROXY STATEMENT

2021 Summary Compensation Table
The following table shows for the fiscal years ended December 31, 2021, December 31, 2020 and December 31, 2019, compensation awarded to or paid to, or earned by, our Named Executive Officers.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Joshua Bixby(5)	2021	532,976(6)	—	9,618,134	—	—	10,151,111
Chief Executive Officer and Director	2020	416,872(6)	—	7,630,888	—	1,402	8,049,162
	2019	425,000(7)	—	2,052,885	—	—	2,477,884
Artur Bergman(9)	2021	532,559 (8)	—	4,808,965	—	80	5,341,604
Chief Architect, Executive Chairperson and Director	2020	501,764(8)	36	6,139,403	—	126,054	6,767,258
	2019	504,000	—	5,930,567	—	54	6,434,620
Paul Luongo(10)	2021	500,000	—	2,564,768	—	1,552	3,066,320
Chief Legal and Trust Officer	2020	450,000	238	2,617,665	—	1,054	3,068,957
	2019	450,000	15,285	1,824,778	—	54	2,290,117
Ronald Kisling(11)	2021	261,364	—	10,194,160	—	1,660	10,457,184
Chief Financial Officer
Brett Shirk(11)	2021	385,417	—	10,460,200	239,056	2,460	11,087,133
Chief Revenue Officer
Adriel Lares(12)	2021	314,236	—	4,802,802(13)	—	375,240	5,492,278
Former Chief Financial Officer	2020	456,667	1,403	3,298,708	—	1,054	3,757,832
(1)
For 2019, amount reported in this column represents bonus paid in connection with the completion of our initial public offering. For 2020, amounts reported in this column represent one-time spot bonuses.

(2)
Amounts shown in this column do not reflect dollar amounts actually received by our Named Executive Officers. Instead, in accordance with SEC rules, these amounts reflect the aggregate grant date fair value of (i) the RSU awards granted during 2019, 2020, and 2021 and (ii) the PSU awards granted to Mr. Bixby and Mr. Bergman in 2021 at the target number, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K, filed with the SEC on March 1, 2022 (our “Annual Report”). Because the PSU awards are subject to a revenue-based performance condition, the grant date fair value reported was based upon the probable outcome of such condition as of the grant date. The value of the PSU awards on the grant date, assuming the highest level of performance would have been achieved, is $4,809,067 for Mr. Bixby and $2,404,534 for Mr. Bergman, which is based on maximum vesting of the PSU awards multiplied by the closing price of our Class A common stock on the grant date. As described in the “Compensation Discussion and Analysis” above, the revenue-based vesting condition for 2021 was not met, and the PSU awards were canceled for no consideration.

(3)
Amounts reported in this column represent commissions for Mr. Shirk. See “Compensation Discussion and Analysis—Principal Elements of Compensation—Commission Plan.” This column does not include the cash incentive opportunities for Mr. Bixby and Mr. Bergman pursuant to the Bonus Plan. See “Compensation Discussion and Analysis—Principal Elements of Compensation—Cash Incentive Bonus Plan.”

(4)
For 2021, amounts reported in this column include (i) $80, $552, $240, $660, and $460 in life insurance premiums paid by us on behalf of each of Mr. Bergman, Mr. Luongo, Mr. Lares, Mr. Kisling and Mr. Shirk, respectively (ii) wellness stipends of $1,000 paid to Mr. Kisling and Mr. Shirk, (iii) 401(k) plan contributions on behalf of Mr. Luongo and Mr. Shirk, and (iv) $375,000 in severance paid to Mr. Lares. For 2020, amounts reported in this column include (i) $54 in life insurance premiums paid by us on behalf of each of Mr. Bergman, Mr. Luongo, and Mr. Lares, (ii) wellness stipends of $1,000 paid to all U.S. employees and a $1,402 wellness stipend for Mr. Bixby, and (iii) Hart Scott Rodino filing fees paid by us on behalf of Mr. Bergman.

(5)	Mr. Bixby served as our President as of December 31, 2019. On February 18, 2020, Mr. Bixby was appointed as our Chief Executive Officer.
(6)
Amounts reported represent minimum base salary and the aggregate grant date fair value of RSU awards granted to Mr. Bixby pursuant to his election to receive RSUs in lieu of base salary. Amounts paid in Canadian dollars have been converted to U.S. Dollars using a monthly average currency conversion rate.

(7)	Amounts reported represent payments to Possibilities Trainings Group in accordance with the terms of Mr. Bixby’s consulting agreement. See “Employment Arrangements—Joshua Bixby.”
(8)
Amounts reported represent minimum base salary and the aggregate grant date fair value of RSU awards granted to Mr. Bergman pursuant to his election to receive restricted stock units in lieu of salary.

(9)
Mr. Bergman served as our Chief Executive Officer as of December 31, 2019. On February 18, 2020, Mr. Bergman ceased serving as our Chief Executive Officer and was appointed as our Chief Architect and Executive Chairperson. Mr. Bergman also continues to serve as a member of our Board of Directors.

(10)	On April 11, 2022, Mr. Luongo notified the Company of his decision to resign as Chief Legal and Trust Officer, effective May 16, 2022.
(11)	Mr. Kisling and Mr. Shirk were not Named Executive Officers in 2019 or 2020.
(12)	Mr. Lares was not a Named Executive Officer in 2019. Mr. Lares ceased to be our Chief Financial Officer and was succeeded by Mr. Kisling effective in August 2021.
2022 PROXY STATEMENT  |  35

(13)
The amount disclosed includes the incremental fair value adjustment of $2,344,891 associated with the modification of vesting of 112,809 shares of Class A common stock, calculated in accordance with ASC Topic 718. The expense recognition of these awards has been accelerated to fully recognize in 2021 rather than over the original vesting periods.

2021 Grants of Plan-Based Awards Table
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joshua Bixby	2/14/2021	—	—	—	—	—	—	67,802(4)	6,919,872
	2/14/2021	—	—	—	15,706	31,413	47,120	—	3,206,011
	2/14/2021	—	337,000	505,500	—	—	—	—	—
Artur Bergman	2/14/2021	—	—	—	—	—	—	36,380(5)	3,712,943
	2/14/2021	—	—	—	7,853	15,706	23,560	—	1,602,954
	2/14/2021	—	165,000	247,500	—	—	—	—	—
Paul Luongo	2/14/2021	—	—	—	—	—	—	25,130(6)	2,564,768
Ronald Kisling	9/15/2021	—	—	—	—	—	—	233,972	10,194,160
Brett Shirk	2/22/2021	—	375,000	1,012,500	—	—	—	—	—
	3/22/2021	—	—	—	—	—	—	100,000	7,152,000
	9/2/2021							70,000	3,308,200
Adriel Lares	2/14/2021	—	—	—	—	—	—	24,083	2,457,911
(1)
Amounts shown in this column represent the target and maximum amount of possible cash incentive opportunities provided to Mr. Bixby and Mr. Bergman pursuant to our Bonus Plan. The revenue target for 2021 was not met and the cash incentives were not earned. This column also includes cash commission awards provided for Mr. Shirk pursuant to our commission plan. The commission plan does not provide for a threshold amount to Mr. Shirk. See “2021 Summary Compensation Table” above for amounts achieved under the Bonus Plan and Commission Plan.

(2)
This award was granted by our Compensation Committee in February 2021 and may be earned from 0% to 150% based on the achievement of a revenue target for 2021. Once earned, this award would be subject to time-based vesting, with 25% of the earned shares vesting on each of February 15, 2021, May 15, 2021, August 15, 2021, and November 15, 2021, subject to Mr. Bixby and Mr. Bergman continuing to provide services to us through each vesting date. The revenue target for 2021 was not met and the shares were canceled. See “Compensation Discussion and Analysis” above.

(3)
Amounts shown in this column do not reflect dollar amounts actually received by our Named Executive Officers. Instead, in accordance with SEC rules, these amounts reflect the aggregate grant date fair value of (i) the RSU awards granted during 2021 and (ii) the PSU awards granted during 2021 at the target number as described in “2021 Summary Compensation Table” above, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 11 to our Consolidated Financial Statements included in our Annual Report.

(4)	Consists of 62,827 time-based vesting RSUs and 4,975 RSUs granted as part of base salary reduction.
(5)	Consists of 31,413 time-based vesting RSUs and 4,967 RSUs granted as part of base salary reduction.
(6)	Consists of 17,801 time-based vesting RSUs and 7,329 Bonus RSUs.
36  |  2022 PROXY STATEMENT

2021 Outstanding Equity Awards as of Fiscal Year-End Table
The following table shows, certain information regarding outstanding equity awards held at December 31, 2021, by our Named Executive Officers:
	Option Awards(1)						Stock Awards(1)
							Restricted Stock Units		Performance-Based Restricted Stock Units
	Vesting Commencement Date	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Joshua Bixby	10/28/2013	10/31/2013	12,500(4)	—	0.3112	10/30/2023	—	—	—	—
	3/3/2015	3/3/2015	100,000(5)	—	1.15	3/2/2025	—	—	—	—
	7/11/2016	7/12/2016	80,000(6)(7)	—	2.36	7/11/2026	—	—	—	—
	7/1/2017	8/1/2017	50,000(6)(8)	—	3.14	7/31/2027	—	—	—	—
	12/19/2018	12/20/2018	150,000(6)(9)	—	7.50	12/19/2028	—	—	—	—
	8/15/2019	8/7/2019	—	—	—	—	45,871(10)	1,626,127	—	—
	2/18/2020	2/18/2020	—	—	—	—	98,125(11)	3,478,531	—	—
	2/15/2021	2/14/2021	—	—	—	—	51,047(12)	1,809,616	—	—
	2/15/2021	2/14/2021	—	—	—	—	—	—	15,706(13)	556,778(13)
Artur Bergman	3/3/2015	6/2/2015	896,508(14)	—	1.15	6/1/2025	—	—	—	—
	8/15/2019	8/7/2019	—	—	—	—	132,514(10)	4,697,621	—	—
	2/18/2020	2/18/2020	—	—	—	—	61,328(11)	2,174,078	—	—
	2/15/2021	2/14/2021	—	—	—	—	25,524(12)	904,826	—	—
	2/15/2021	2/14/2021	—	—	—	—	—	—	7,853(13)	278,389(13)
Paul Luongo	12/19/2018	12/20/2018	43,743(6)(8)	—	7.50	12/19/2028	—	—	—	—
	8/15/2019	8/7/2019	—	—	—	—	40,774(10)	1,445,438	—	—
	4/15/2020	4/27/2020	—	—	—	—	48,491(11)	1,719,006	—	—
	2/15/2021	2/14/2021	—	—	—	—	14,464(12)	512,749	—	—
	2/15/2021	2/14/2021	—	—	—	—	1,833(15)	64,980	—	—
Ronald Kisling	7/15/2021	9/15/2021	—	—	—	—	219,349(16)	7,775,922	—	—
Brett Shirk	3/15/2021	3/22/2021	—	—	—	—	80,000(17)	2,836,000	—	—
	9/15/2021	9/2/2021	—	—	—	—	65,625(18)	2,326,406	—	—
Adriel Lares	5/16/2016	7/12/2016	186,100(6)(7)	—	2.36	7/11/2026	—	—	—	—
(1)
The unvested shares subject to these awards may be subject to accelerated vesting upon a qualifying termination of employment, see “Employment Arrangements.” All option awards were granted under our 2011 Equity Incentive Plan and all stock awards were granted under our 2019 Equity Incentive Plan (“2019 Plan”).

(2)	Represents RSUs granted under our 2019 Plan.
(3)
The market values of the restricted stock unit awards that have not vested are calculated by multiplying the number of shares underlying the award by $35.45, the closing price of our Class A common stock on December 31, 2021 (the last day of our fiscal year).

(4)	This option became fully vested on October 28, 2015.
(5)
1/24th of the total shares subject to this option will vest monthly commencing on the vesting commencement date, subject to continuous service through each such date. As of December 31, 2021, 100,000 shares were vested.

(6)
This option was immediately exercisable upon grant as to unvested shares subject thereto, and to the extent the Named Executive Officer has exercised his right to purchase any of such shares and the shares are unvested as of a given date, such shares will remain subject to a right of repurchase by us upon the termination of the service of such Named Executive Officer.

(7)	This option became fully vested on July 11, 2020.
(8)
1/48th of the total shares subject to this option will vest monthly measured from the vesting commencement date, subject to continuous service through each such date. As of December 31, 2021, 50,000 and 18,747 shares were vested, respectively.

(9)
1/48th of the total shares subject to this option will vest monthly measured from the vesting commencement date, subject to continuous service through each such date. As of December 31, 2021, 100,008 shares were vested.

(10)	1/4th of the total shares subject to this RSU award vested on August 15, 2020 and 1/16th vest quarterly thereafter, subject to continuous service through each such date.
2022 PROXY STATEMENT  |  37

(11)	1/8th of the total shares subject to this RSU award vested on August 15, 2020 and 1/16th vest quarterly thereafter, subject to continuous service through each such date.
(12)	1/8th of the total shares subject to this RSU award vested on August 15, 2021 and 1/14th vest quarterly thereafter, subject to continuous service through each such date.
(13)
1/4th of the total shares subject to this PSU award vest subject to the achievement of pre-established performance goals during fiscal year 2021 on February 15, 2022 and 1/4th vest quarterly thereafter, subject to continuous service through each such date. Value of the PSUs reflect threshold number based on $35.45, the closing price of our Class A common stock on December 31, 2021 (the last day of our fiscal year). The revenue target for 2021 was not met and the PSU awards were cancelled. See “Compensation Discussion and Analysis” above.

(14)	This option became fully vested on March 1, 2019.
(15)	1/2 of the total shares subject to this RSU award vested on August 15, 2021 and 1/4th vest quarterly thereafter, subject to continuous service through each such date.
(16)	1/16th of the total shares subject to this RSU award vested on October 15, 2021 and 1/16th vest quarterly thereafter, subject to continuous service through each such date.
(17)
1/8th of the total shares subject to this RSU award vested on September 15, 2021, thereafter 60% of the total RSUs will vest in quarterly installments, for two years and thereafter the remaining 27.5% of the total RSUs will vest in quarterly installments for one year, subject to continuous service through each such date.

(18)	1/16th of the total shares subject to this RSU award vested on December 15, 2021, and 1/16th vest quarterly thereafter, subject to continuous service through each such date.
2021 Options Exercised and Stock Vested Table
The following table provides information on stock option exercises and shares acquired on the vesting of stock awards by our Named Executive Officers during fiscal year 2021.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joshua Bixby	—	—	141,347	8,611,682
Artur Bergman	22,326	1,108,383	168,607	10,257,814
Paul Luongo	6,251	499,487	59,985	3,565,978
Ronald Kisling	—	—	14,623	656,426
Brett Shirk	—	—	24,375	1,018,556
Adriel Lares	484,148	23,630,556	156,778	7,808,638
Employment Arrangements
We have employment agreements or consulting agreements with each of our Named Executive Officers. The agreements generally provide for at-will employment or service and set forth the executive officer’s initial base salary, initial equity grant amount, eligibility for employee benefits, and in some cases severance payments and benefits upon a qualifying termination of employment. In addition, we have adopted the Executive Plan applicable to our Named Executive Officers and other key employees, excluding Mr. Bergman.
Joshua Bixby
In 2019, Mr. Bixby served as our President under the terms of an Independent Contractor Services Agreement between us and Possibilities Trainings Group, dated October 2013 (the “Bixby Consulting Agreement”). Possibilities Trainings Group is owned and controlled by trusts controlled by Mr. Bixby and members of his immediate family and all compensation paid for Mr. Bixby’s services as our President in 2019 was paid solely to Mr. Bixby and Possibilities Trainings Group. Under the terms of the Bixby Consulting Agreement we paid Mr. Bixby $425,000 per year. We terminated the Bixby Consulting Agreement in February 2020.
Since February 2020, Mr. Bixby has served as our President and Chief Executive Officer under the terms of an employment agreement between our subsidiary, Fastly International (Holdings) Ltd. and Mr. Bixby (the “Bixby Employment Agreement”). Under the Bixby Employment Agreement, Mr. Bixby is entitled to an initial annual base salary of $35,568. In each of 2021 and 2022, Mr. Bixby’s base salary is $500,000, subject to reduction for Bixby Annual RSUs, as described immediately below. On or before the last day of November of each year, Mr. Bixby may make an irrevocable election to reduce his base salary for the following year (but in any case no lower than the applicable minimum wage), and instead receive restricted stock units covering shares of our Class A common stock with a value based on the amount of such reduction. We have separately entered into an Equity Offer Letter with Mr. Bixby, which provides that, if he makes such an election to reduce his base salary, he will receive an annual RSU award (each, a “Bixby Annual RSU”). Each Bixby Annual RSU will be granted in February of the applicable year and the number of RSUs subject to each Bixby Annual RSU will be based on the average trading price of the Company’s Class A common stock in January of such year. Each Bixby Annual RSU will vest in four equal
38  |  2022 PROXY STATEMENT

quarterly installments following the date of grant commencing on February 15th and quarterly thereafter (May, August, and November), in each case subject to Mr. Bixby’s continued service with the Company.
Under the Executive Plan, as modified in February 2020 in connection with his promotion to Chief Executive Officer, if we terminate the employment of Mr. Bixby other than for cause, or he resigns for good reason, in each case, during the period from three months before until 18 months following a change in control of the Company (the “change in control period”), Mr. Bixby will be eligible to receive the following severance payments and benefits (less applicable tax withholdings): (i) a lump sum cash amount equal to 24 months of his then-current annual base salary, (ii) a lump sum cash amount equal to his target annual bonus opportunity, prorated based upon the number of days Mr. Bixby provides services during the year of the separation of service date, (iii) continuation of health plan benefits for him and his eligible dependents at no cost under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to 18 months, (iv) 100% of his then outstanding and unvested equity awards that are subject to time-based vesting will fully vest and, as applicable, be exercisable, and (v) his then outstanding and unvested equity awards that are subject to performance-based vesting will be treated as set forth in the applicable award agreement. Further, under the Executive Plan, as modified by the Bixby Employment Agreement, if Mr. Bixby is terminated other than for cause, or he resigns for good reason, at any time other than during the change in control period, he will be eligible to receive the following severance payments and benefits (less applicable tax withholding): (i) a lump sum cash amount equal to 18 months of his then-current annual base salary, (ii) a lump sum cash amount equal to his target annual bonus opportunity, prorated based upon the number of days Mr. Bixby provides services during the year of the separation of service date, (iii) continuation of health plan benefits for him and his eligible dependents at no cost under COBRA for up to 18 months, (iv) 12 months of his then outstanding and unvested equity awards that are subject to time-based vesting will vest and, as applicable, be exercisable, and (v) his outstanding and unvested equity awards that are subject to performance-based vesting will vest and, as applicable, be exercisable, as to the number of shares subject to such performance award that would have vested if they had completed an additional 12 months of employment following the date of termination, on a pro-rated basis and based on actual level of achievement as of the date on which the termination occurred. To receive the severance payments and benefits above upon a qualifying termination, Mr. Bixby must sign and not revoke a general release of claims in our favor by the deadline set forth in the Executive Plan, as modified by the Bixby Employment Agreement.
Artur Bergman
In May 2019, we entered into a letter agreement for continued employment with Mr. Bergman, our Chief Executive Officer, and in February 2020, we entered into an amended letter agreement for continued employment with Mr. Bergman. Mr. Bergman’s annual base salary as of February 2020 was $35,568. In each of 2021 and 2022, Mr. Bergman’s base salary is $500,000, subject to reduction for Bergman Annual RSUs, as described immediately below. On or before the last day of November of each year, Mr. Bergman may make an irrevocable election to reduce his base salary for the following year (but in any case no lower than the applicable minimum wage), and instead receive restricted stock units covering shares of our Class A common stock with a value based on the amount of such reduction (each, a “Bergman Annual RSU”). Any Bergman Annual RSU will be granted in February of the applicable year and the number of restricted stock units subject to each Bergman Annual RSU will be based on the average trading price of our Class A common stock in January of that year. Each Bergman Annual RSU will vest in four equal quarterly installments following the date of grant commencing on February 15th and quarterly thereafter (May, August, and November), in each case subject to Mr. Bergman’s continued service with us.
Under Mr. Bergman’s letter agreement, if Mr. Bergman’s employment is terminated without cause or he terminates his employment for good reason, on or within three months prior to or 18 months following a change in control of the Company, Mr. Bergman is entitled to the following severance payments and benefits, provided that he signs and allows to become effective a general release of all claims: (i) a lump sum payment equal to 24 months of his base salary and target bonus (if any, for the year in which the separation of service occurred), (ii) a lump sum payment equal to his target bonus for the calendar year in which separation of service occurred (if any), prorated based upon the number of days Mr. Bergman provides services for the Company during the year of the separation of service date, (iii) continuation of health insurance benefits under COBRA for up to 18 months, and (iv) all unvested shares subject to his outstanding equity awards with a time-based vesting schedule shall vest in full as of his termination date, and the treatment of any performance-based awards shall be treated as set forth in the award agreement governing the applicable performance award.
In addition, if Mr. Bergman’s employment is terminated without cause or he terminates his employment for good reason, at any other time other than during the change of control period, Mr. Bergman is entitled to the following severance payments and benefits, provided that he signs and allows to become effective a general release of all claims: (i) a lump sum payment equal to 18 months of his base salary and target bonus (if any, for the year in which the separation of
2022 PROXY STATEMENT  |  39

service occurred), (ii) continuation of health insurance benefits for 18 months, and (iii) the equity awards that are subject to time-based vesting that are outstanding as of the date of the separation from service shall accelerate and become vested and, if applicable, exercisable as to the number of shares subject to such equity award that would have vested if Mr. Bergman had completed an additional 12 months of employment following the date on which the separation from service occurred and equity awards that are subject to performance-based vesting that are outstanding as of the date of the separation from service shall accelerate and become vested and, if applicable, exercisable as to the number of shares subject to such equity award that would have vested if he had completed an additional 12 months employment following the date on which the separation from service occurred, on a pro-rated basis and based on Mr. Bergman’s actual level of achievement of the applicable equity award as of the date on which his separation from service occurred.
Other Named Executive Officers
We have adopted the Executive Plan for the benefit of certain executive officers (including Messrs. Kisling, Luongo, Shirk, and Bixby, as modified by the Bixby Employment Agreement, and excluding Mr. Bergman) and other key employees. Under the Executive Plan, if we terminate the employment of Mr. Kisling, Mr. Luongo or Mr. Shirk other than for cause, or they resign for good reason, in each case, during the change in control period, Mr. Kisling, Mr. Luongo or Mr. Shirk, as applicable, will be eligible to receive the following severance payments and benefits (less applicable tax withholdings): (i) a lump sum cash amount equal to 12 months of their then-current annual base salary, (ii) a lump sum cash amount equal to their target annual bonus opportunity; (iii) continuation of health plan benefits for them and their eligible dependents at no cost under COBRA for up to 12 months, (iv) 100% of their then outstanding and unvested equity awards that are subject to time-based vesting will fully vest and, as applicable, be exercisable, and (v) their then outstanding and unvested equity awards that are subject to performance-based vesting will be treated as set forth in the applicable award agreement.
Further, under the Executive Plan, if Mr. Kisling, Mr. Luongo or Mr. Shirk is terminated other than for cause, or they resign for good reason, at any time other than during the change in control period, they will be eligible to receive the following severance benefits (less applicable tax withholding): (i) a lump sum cash amount equal to nine months of their then-current annual base salary, (ii) a lump sum cash amount equal to 75% of their target annual bonus opportunity, (iii) continuation of health plan benefits for them and their eligible dependents at no cost under COBRA for up to nine months, (iv) 12 months of their then outstanding and unvested equity awards that are subject to time-based vesting will vest and, as applicable, be exercisable, and (v) their outstanding and unvested equity awards that are subject to performance-based vesting will vest and, as applicable, be exercisable, as to the number of shares subject to such performance award that would have vested if they had completed an additional 12 months of employment following the date of termination, on a pro-rated basis and based on actual level of achievement as of the date on which the termination occurred.
To receive the severance payments and benefits above upon a qualifying termination of employment, Mr. Kisling, Mr. Luongo or Mr. Shirk, as applicable, must sign and not revoke a general release of claims in our favor by the deadline set forth in the Executive Plan. If any of the payments provided for under the Executive Plan or otherwise payable to Mr. Kisling, Mr. Luongo or Mr. Shirk would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax under Section 4999 of the Code, then they will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to them.
The Executive Plan does not require us to provide any tax gross-up payments to Mr. Kisling, Mr. Luongo or Mr. Shirk, or any other participant. The Executive Plan will remain in effect until it is terminated by the Company, except if the Executive Plan is in effect when a change in control occurs, then the Executive Plan will remain in effect until the change in control period expires and any benefits payable in respect thereof have been paid.
Adriel Lares
On May 4, 2021, we entered into a transition and separation agreement with Mr. Lares (the “Lares Separation Agreement”). Pursuant to the Lares Separation Agreement, Mr. Lares agreed to serve in his role as Chief Financial Officer until the appointment of his successor (the “Transition Period”), after which time he would continue as an advisor to the Company to transition his job duties and provide services and advice to our CEO until no later than December 31, 2021 subject to certain conditions, and ended on August 16, 2021 (the “Separation Date”). During the Transition Period, Mr. Lares continued to receive his annual base salary, Company-paid COBRA continuation coverage, and any outstanding equity
40  |  2022 PROXY STATEMENT

awards continued to vest. Pursuant to the Lares Separation Agreement, which is generally consistent with the severance benefits that would be provided to Mr. Lares upon a termination other than for cause or a resignation for good reason at a time other than during a change in control period under the Executive Plan, Mr. Lares received an amount equal to nine months of base salary (totaling $375,000), subject to Mr. Lares’ execution and non-revocation of a supplemental release in favor of the Company. In addition, effective as of the Separation Date, the vesting of all of Mr. Lares’ outstanding unvested equity awards was accelerated as if he had remained an employee for an additional 12 months after the Separation Date. The incremental fair value adjustment of such acceleration calculated in accordance with FASB ASC Topic 718 is $2,344,891, based on the closing price of our Class A common stock as of December 31, 2021.
CEO Pay Ratio
The following table presents the median of the annual total compensation of all our employees (other than Mr. Bixby, our CEO), the annual total compensation of Mr. Bixby, our CEO, and the ratio between the two. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.
2021 CEO annual total compensation	$10,151,111
2021 median employee annual total compensation	$250,536
Ratio of CEO to median employee annual total compensation	41:1
In identifying our median employee, we chose December 31, 2021, which is the last day of our most recently completed fiscal year, as the determination date. To identify our median employee, we used a consistently applied compensation measure consisting of annual base salary pay rate, target commissions, and grant date fair value of equity awards granted to our employees, excluding our CEO, for the 12-month period from January 1, 2021, through December 31, 2021. This compensation measure was consistently applied to all employees included in the calculation and reasonably reflects the annual compensation of our employees. Payments not made in U.S. dollars were converted to U.S. dollars using the applicable currency exchange rate in effect as of December 31, 2021. We did not make any cost-of-living adjustment. We did not include any independent contractors or other non-employee workers in our employee population.
Using this approach, we selected the individual at the median of our employee population, who was a full-time employee based in the United States. We then calculated annual total compensation for this employee using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table.
SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as the SEC explained when it adopted these rules, in considering the pay-ratio disclosure, stockholders should keep in mind that the rules were not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather were designed to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.
2022 PROXY STATEMENT  |  41

Potential Payments on Termination or Change of Control
The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described above for each of the Named Executive Officers serving as of the end of the fiscal year ending December 31, 2021. Unless otherwise stated, the payments and benefits set forth below are estimated assuming that the termination of employment or change in control event occurred on the last business day of our fiscal year ending December 31, 2021 using the closing market price per share of our Class A common stock on that date. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits. For payments provided to Mr. Lares, please see “Employment Arrangements—Adriel Lares.”
Named Executive Officer	Involuntary Termination of Employment Without Cause ($)	Involuntary Termination of Employment or Voluntary Resignation for Good Reason Within 12 Months Following a Change of Control ($)
Joshua Bixby
Severance Payment	37,842	50,455
Equity Acceleration(1)	4,804,21(2)	8,686,491(3)
Company-paid premiums	7,019	7,019
Total	4,849,080	8,743,965
Artur Bergman
Severance Payment	38,440	51,254
Equity Acceleration(1)	3,929,030(2)	7,776,525(3)
Company-paid premiums	47,977	47,977
Total	4,015,447	7,875,755
Paul Luongo
Severance Payment	375,000	500,000
Equity Acceleration(1)	2,698,773(2)	4,628,281(3)
Company-paid premiums	1,972	2,630
Total	3,075,745	5,130,911
Ronald Kisling
Severance Payment	375,000	500,000
Equity Acceleration(1)	2,073,683(2)	7,775,922(3)
Company-paid premiums	7,698	10,264
Total	2,456,381	8,286,186
Brett Shirk
Severance Payment	450,000	600,000
Equity Acceleration(1)	1,683,875(2)	5,162,406(3)
Company-paid premiums	25,403	33,871
Total	2,159,278	5,796,277
(1)
Represents the market value of the shares underlying the stock options and RSUs as of December 31, 2021, based on the closing price of our Class A common stock, as reported on The New York Stock Exchange, of $35.45 per share on December 31, 2021.

(2)
Represents 12 months of accelerated vesting of the total number of shares underlying outstanding and unvested time-based equity awards. For equity awards subject to performance conditions, the performance conditions have been deemed satisfied based on actual achievement.

(3)
Represents 100% accelerated vesting of the total number of shares underlying outstanding and unvested time-based equity awards. For equity awards subject to performance conditions, the performance conditions have been deemed satisfied based on actual achievement.

42  |  2022 PROXY STATEMENT

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2021:
Plan Category	Number of securities to be issued upon exercise of outstanding stock options (a)	Weighted- average exercise price of outstanding stock options (b)(2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(1)	4,369,388	$5.23	15,849,011(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	4,369,388	$5.23	15,849,011
(1)	The equity compensation plans approved by security holders are described in Note 11 to our financial statements included in our Annual Report.
(2)	Excludes 5,356,316 shares issuable upon vesting of outstanding awards of restricted stock units, as such shares have no exercise price.
(3)
The reserve for shares available under our 2019 Plan automatically increases on January 1st each year, through and including January 1, 2029, in an amount equal to 5% of the total number of shares of our capital stock outstanding on the last day of the preceding fiscal year, or a lesser number of shares as determined by the Board of Directors. The reserve for shares available under the ESPP automatically increases on January 1st each year, through and including January 1, 2029, in an amount equal to the lesser of (i) 1% of the total number of shares of our capital stock outstanding on the last day of the preceding fiscal year and (ii) 2,500,000 shares, or a lesser number of shares as determined by the Board of Directors. Accordingly, an additional 5,946,133 and 1,189,226 shares were added to the number of available shares under our 2019 Plan and our ESPP, respectively, effective January 1, 2022.

2022 PROXY STATEMENT  |  43

COMPENSATION OF NON-EMPLOYEE DIRECTORS
The following table shows for the fiscal year ended December 31, 2021, certain information with respect to the compensation of our non-employee directors:
Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Total
Aida Álvarez	$45,000	$174,967	$219,967
Richard Daniels(3)	$6,630	$399,949	$406,579
Sunil Dhaliwal(4)	$33,370	$174,967	$208,337
David Hornik	$68,750	$174,967	$243,717
Paula Loop	$21,043	$399,997	$421,040
Charles Meyers	$18,034	$399,997	$418,031
Christopher B. Paisley	$53,750	$174,967	$228,717
Vanessa Smith(3)	$5,594	$399,949	$405,543
Kelly Wright(4)	$39,626	$174,967	$214,593
(1)
Amounts shown in this column reflect the aggregate grant date fair value of RSU awards granted during 2021, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our Consolidated Financial Statements included in our Annual Report. The table below lists the aggregate number of shares of our common stock subject to outstanding stock awards held by each of our non-employee directors as of December 31, 2021.

(2)	The table below lists the aggregate number of shares subject to outstanding stock options and RSU awards held by each of our non-employee directors as of December 31, 2021.
Name	Number of Shares Subject to Outstanding Options as of December 31, 2021	Number of Shares Subject to Outstanding RSUs as of December 31, 2021
Aida Álvarez	—	3,130
Richard Daniels	—	7,766
Sunil Dhaliwal	—	—
David Hornik	—	3,130
Paula Loop	—	7,274
Charles Meyers	—	7,274
Christopher B. Paisley	102,838	3,130
Vanessa Smith	—	7,766
Kelly Wright	—	—
(3)	Mr. Daniels and Ms. Smith were appointed to the Board on November 1, 2021 and their retainers were prorated accordingly.
(4)	Mr. Dhaliwal’s and Ms. Wright’s service on the Board ended on October 28, 2021.
Non-Employee Director Compensation Policy
We have adopted a non-employee director compensation policy, pursuant to which our non-employee directors are eligible to receive compensation for service on our Board of Directors and committees of our Board of Directors.
Commencing with the first calendar quarter following the closing of our initial public offering, each non-employee director receives an annual cash retainer of $30,000 for serving on our Board of Directors. The Lead Independent Director receives an annual cash retainer of $20,000.
44  |  2022 PROXY STATEMENT

The chairperson and members of the three committees of our Board of Directors are entitled to the following additional annual cash retainers:
Board Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Corporate Governance Committee	$7,500	$3,750
All annual cash compensation amounts are payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated based on the days served in the applicable fiscal quarter.
Initial Equity Awards
Each new non-employee director who joins our Board of Directors will receive an RSU award for Class A common stock having a value of $400,000 based on the fair market value of the underlying Class A common stock on the date of grant under our 2019 Plan. Each initial equity award will vest on the one-year anniversary measured from the date of grant.
Annual Equity Awards
On the date of each annual meeting of stockholders, each continuing non-employee director will receive an RSU award for Class A common stock having a value of $200,000 based on the fair market value of the underlying Class A common stock on the date of grant under our 2019 Plan. Each annual equity award will vest quarterly over one year following the date of grant and will be fully vested on the earlier of (i) the date of the following annual meeting of stockholders (or the date immediately prior to the next annual meeting of stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election) and (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through each applicable vesting date.
Vesting Acceleration
In the event of a change of control of the Company (as defined in our 2019 Plan), any unvested portion of an outstanding equity award granted under the policy will fully vest immediately prior to the closing of such change of control, subject to the non-employee director’s continuous service with us on the effective date of the change of control.
The calculation of the number of shares of restricted stock units granted under the non-employee director compensation policy will be based on the closing price of our common stock as reported by the NYSE on the date of grant.
Expenses
We reimburse our non-employee directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board of Directors and committee meetings. We also reimburse our non-employee directors for other reasonable expenses related to board service, such as director education.
2022 PROXY STATEMENT  |  45

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS
In 2019, we adopted a written Related Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.”
Under the policy, our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related-party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board of Directors in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to our Audit Committee for review, consideration, and approval. In approving or rejecting any such proposal, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related-party’s interest in the transaction.
The following is a description of transactions since January 1, 2021, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters, or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements discussed above.
Employment Arrangements
We have entered into employment agreements and offer letter agreements with certain of our executive officers. For more information regarding these agreements with our Named Executive Officers, see
“Executive Compensation—Employment Arrange-
ments.”
Stock Option Grants to Non-Employee Directors and Executive Officers
We have granted stock options to certain of our non-employee directors and executive officers. For more information regarding the stock options and stock awards granted to our non-employee directors and Named Executive Officers, see “Executive Compensation” and “Compensation of Non-Employee Directors.”
Indemnification Agreements
Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of directors, and our Amended and Restated Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Amended and Restated Certificate of Incorporation and Bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.
46  |  2022 PROXY STATEMENT

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers and directors, and any persons who beneficially own more than 10% of our common stock, to file reports of initial ownership of our common stock and subsequent changes in that ownership with the SEC.
To our knowledge, based solely upon a review of Forms 3, 4, and 5 and any amendments thereto filed with the SEC, or written representations from certain reporting persons that no Form 5s were required, we believe that during 2021 all Section 16(a) filing requirements were complied with on a timely basis other than as follows: in November 2021, a Form 4 was not timely filed for Mr. Bergman due to an administrative error.
2022 PROXY STATEMENT  |  47

HOUSEHOLDING AND PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other annual meeting materials, please notify your broker or Fastly, Inc. Direct your written request to Fastly, Inc., Attn: Corporate Secretary, 475 Brannan Street, Suite 300, San Francisco, California 94107. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.
48  |  2022 PROXY STATEMENT

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
/s/ Joshua Bixby
Chief Executive Officer
April 27, 2022
A copy of Fastly, Inc.’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2021 is available without charge upon written request to: Secretary, 475 Brannan Street, Suite 300, San Francisco, California 94107.
2022 PROXY STATEMENT  |  49

APPENDIX A
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, unaudited)
	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Gross Profit
GAAP gross Profit	$49,773	$48,896	$187,328	$170,867
Stock-based compensation—Cost of revenue	2,316	1,255	7,227	3,889
Amortization of acquired intangible assets	2,475	2,475	9,900	2,475
Non-GAAP gross profit	$54,564	$52,626	$204,455	$177,231
GAAP gross margin	50.9%	59.2%	52.9%	58.7%
Non-GAAP gross margin	55.8%	63.7%	57.7%	60.9%

Operating loss
GAAP operating loss	$(56,656)	$(57,344)	$(219,021)	$(107,212)
Stock-based compensation	39,588	29,681	140,488	64,433
Amortization of acquired intangible assets	5,185	5,078	20,844	5,078
Acquisition-related expenses	149	13,625	2,555	20,783
Non-GAAP operating loss	$(11,734)	$(8,960)	$(55,134)	$(16,918)

Net loss
GAAP net loss	$(57,521)	$(45,704)	$(222,697)	$(95,932)
Stock-based compensation	39,588	29,681	140,488	64,433
Amortization of acquired intangible assets	5,185	5,078	20,844	5,078
Acquisition-related expenses	149	13,625	2,555	20,783
Acquisition-related tax benefit	—	(13,154)	—	(13,154)
Amortization of debt issuance costs	947	—	2,907	—
Non-GAAP net loss	$(11,652)	$(10,474)	$(55,903)	$(18,792)

Non-GAAP net loss per common share—basic and diluted	$(0.10)	$(0.09)	$(0.48)	$(0.18)
Weighted average basic and diluted common shares	$118,161	$112,902	$116,053	$103,552
2022 PROXY STATEMENT  |  A-1

fastly

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D81066-P72361 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FASTLY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect each of the Board's three nominees for director named in the accompanying proxy statement, to serve as a Class III member of the Board of Directors until the 2025 annual meeting of stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Artur Bergman
02) Paula Loop
03) Christopher B. Paisley

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D81067-P72361

FASTLY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Joshua Bixby as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Fastly, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 9:00 a.m., Pacific Time on Wednesday, June 15, 2022, at www.virtualshareholdermeeting.com/FSLY2022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE